EXHIBIT 2.6

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
GLOBAL WATER RESOURCES, LLC
and
PHOENIX CAPITAL PARTNERS, LLC

DATED AS OF JANUARY 23, 2004

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9.7	Governing Law, etc.	34
9.8	Binding Effect	34
9.9	Assignment	34
9.10	No Third Party Beneficiaries	34
9.11	Amendment; Waivers, etc.	35

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of January ______, 2004, is made by and between PHOENIX CAPITAL PARTNERS, LLC, an Arizona limited liability company (“Seller”), and GLOBAL WATER RESOURCES, LLC, a Delaware limited liability company (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller is the legal and beneficial owner of certain Assets (as defined in Section 2.1); and
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Assets for the consideration and on the terms set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The terms defined in this Article 1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.
     A.A. C.: means the Arizona Administrative Code.
     A CC: means the Arizona Corporation Commission.
     Accounts Receivable: means all notes and accounts receivable held by the Seller and/or Companies or of which Seller and/or the Companies are the beneficial holders and all notes, bonds, and other evidences of indebtedness of and rights to receive payments from any Person.
     ADEQ: means the Arizona Department of Environmental Quality.
     Adjusted Costs: as defined in Section 2.6.
     ADWR: means the Arizona Department of Water Resources.
     Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Affiliated Group: means any affiliated group within Code §1504(a) or any similar group defined under a similar provision of any other Applicable Law.
     Agreement: means this Agreement, including the Schedules and Exhibits hereto, as amended from time to time.
     Applicable Law: means, with respect to any Person, any constitution, treaty, statute, law (including common law), rule, regulation, ordinance, code, Governmental Approval, or any order, decision, injunction, judgment, award, decree or agreement of or with any Governmental Authority, in any such case to the extent applicable to such Person or any of its Affiliates or any of their respective assets and/or businesses.
     Assets: as defined in Section 2.1.
     Audit: as defined in Section 2.6.
     Business: means the water utility business of the Companies, including all of the business operations which have been conducted by the Companies involving generally water sourcing and distribution and wastewater collection, treatment and reclamation.
     Business Day: means any day other than a Saturday, Sunday or other day on which banks in Phoenix, Arizona, are permitted or required to close.
     CC&N’s: means the Certificates of Convenience and Necessity issued to the Companies by the ACC.
     Closing: as defined in Section 2.2.
     Closing Date: as defined in Section 2.2.
     Code: means the Internal Revenue Code of 1986, as amended.
     Companies: as defined in Section 2.1.
     Companies’ Service Area: means the geographic certificated area covered by the Companies’ CC&N’s.
     Consent: means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.
     Effective Date: as defined in Section 2.2.
     Effective Date Balance Sheet: means the balance sheet prepared by Seller in respect of the Companies in accordance with GAAP reflecting the assets and liabilities of the Companies as at 12:01 a.m. on the Effective Date and reflecting the best estimate, in the opinion of Seller, acting reasonably, for those current assets and liabilities of the Companies that are not capable of actual determination as of the Effective Date.

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     Environmental Claim: means any civil, administrative, regulatory, judicial or quasi-judicial action, lawsuit, demand, directive, claim, Lien, investigation, proceeding or notice of noncompliance or violation (written or oral) by any Person alleging actual or potential liability (including liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Companies, (ii) circumstances forming the basis of any violation or alleged violation, of any Environmental Law, or (iii) any claim by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substance.
     Environmental Laws: mean all Applicable Laws, regulations, standards, requirements, ordinances, policies, guidelines, orders, approvals, notices, permits or directives, or parts thereof, pertaining to environmental or occupational health and safety matters, in effect as at the date hereof, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     Escrow Agent: as defined in Section 2.3(a).
     Facilities: means the plant and equipment (including but not limited to infrastructure) used by the Companies to operate and conduct their Business.
     Financial Statements: as defined in Section 3.4.
     GAAP: means generally accepted accounting principles as in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.
     Governmental Approval: means any Consent of, with, or from any Governmental Authority.
     Governmental Authority: means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
     Hazardous Substance: means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal or remediation or for which there are restrictions pursuant to any Environmental Law regarding its use or disposal, under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “toxic substance,” “toxic material,” “pollutant,” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radiologically contaminated,

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carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.
     Holdback Funds: as defined in Section 2.3(c).
     Indemnified Party: as defined in Section 7.6.
     Indemnifying Party: as defined in Section 7.6.
     IRS: means the Internal Revenue Service.
     Knowledge of Seller: means the actual knowledge, after reasonable and meaningful due inquiry, of those directors, officers and employees of Seller whose responsibilities have included the management of the affairs of the Companies or Seller, as appropriate to the matter to which such knowledge pertains.
     Leased Real Property: means all real property interests leased pursuant to the Leases.
     Leases: means the real property leases, subleases, licenses and occupancy agreements pursuant to which either of the Companies is the lessor, lessee, sublessor, sublessee, licensor, licensee or occupant and which are described on Schedule 3.14.
     Liabilities: as defined in Section 2.1.
     Lien: means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including such as may arise under any Material Contracts.
     Line Extension Agreement: means a line extension agreement, main extension agreement, collection main extension agreement, plant expansion agreement, water service agreement, wastewater service agreement or any other similar agreement that is subject to A.A.C. R14-2-406 or A.A.C. R14-2-606 as amended from time to time, and any amendments, modifications or addenda thereto.
     Losses: as defined in Section 7.1.
     Material Adverse Effect: with regard to the Seller, the Companies, or the Assets, means any event, occurrence, fact, condition, change or effect that individually or in the aggregate with similar events, occurrences, facts, conditions, changes or effects will or could reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value of the Assets (including but not limited to the Membership Interests) equal to or greater than $50,000.
     Material Contracts: as defined in Section 3.11.
     Membership Interests: means ownership interests in a limited liability company.

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     Minimum Damage Requirement: as defined in Section 7.3.
     New Customer: means a new service connection within the Companies’ Service Area to either water or wastewater services, or both, of the Companies (i) by a single residential dwelling unit, or (ii) in the case of connection to such water or wastewater services, or both, by a multi—unit residential building or complex, each individual residential dwelling unit within such building or complex that is serviced through such connection and in respect of which the Companies are entitled to charge for such service (either individually or in the aggregate with the other units serviced by such building or complex connection). Each New Customer will be accounted for at the time of actual connection and initial billing by the Companies.
     Operational Status: means, as to the Waste Water Treatment Plant, that the plant has been set-to-work, commissioned, trialed and accepted by PVUC, and is biologically and hydraulically capable of treating a minimum of 1.0 MGD (average flow) with a 2.5 MGD peak hour flow to a minimum standard of Class A+ effluent (as defined in the AAC R18-11-303) on a continuous basis; and as to the other Facilities, that such Facilities are complete and fully operational in the manner required to permit the Companies to conduct their Business. Operational Status will be deemed to have been achieved when the Facilities meet three (3) consecutive laboratory samples within a thirty (30) day period which meet the Class A+ standard for effluent as defined in the ACC R18-11-303.
     Owned Real Property: means, collectively, the real property interests, including real property held in fee simple and any easements, owned by the Companies, each of which is described by legal description and, if appropriate, civic address, on Schedule 3.14(b).
     Permit: means, with respect to any Person, any license, permit, registration, consent, certificate, order, approval or other authorization required by any Governmental Authority for such Person to lawfully (i) own or lease a particular asset, (ii) occupy, access or use particular real property, or (iii) conduct a particular business or other activity.
     Permitted Liens: as defined in Section 3.14(a).
     Person: means any natural person, firm, partnership, association, corporation, company, limited liability company, partnership, trust, business trust, Governmental Authority, or other unincorporated entity or organization.
     Phoenix Utility: as defined in Section 2.1.
     Phoenix Utility Transaction: as defined in Section 2.3(e).
     Post Closing Balance Sheet: means the balance sheet mutually prepared by the parties in respect of the Companies in accordance with GAAP reflecting the assets and liabilities of the Companies as of 12:01 a.m. on the Effective Date and incorporating the actual determination of any current assets and liabilities of the Companies which were estimated for the purpose of the Effective Date Balance Sheet.
     Pre-Closing Tax Period: means, collectively, (i) all taxable periods ending on or before December 31, 2003.

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     Purchase Price: as defined in Section 2.3.
     Purchaser Indemnitees: as defined in Section 7.1.
     PVUC: as defined in Section 2.1.
     Release: means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.
     SCWC: as defined in Section 2.1.
     Seller Indemnitees: as defined in Section 7.2.
     Tax: means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, registration, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).
     Tax Return: means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Transaction Expenses: as defined in Section 9.1.
     Treasury Regulations: means the Treasury Regulations promulgated under the Code, and Treasury Regulation followed by a particular § number reference means that particular section or subsection of the Treasury Regulations.
     Treatment Facility: means the Companies’ waste water treatment facility located at Maricopa, Arizona.
     Waste Water Treatment Plant: means that new waste water treatment plant currently under construction at the northwest comer of Section 13, Township 4 South, Range 3 East, Pinal County, Arizona.
     Water Rights: means any and all rights or interests in rights, claims, permits, applications, and/or certificates under which the Companies are or will be entitled to the use of water within the Companies’ Service Area as it currently exists or may be expanded in the future.
     Working Capital: means the amount by which the consolidated assets of the Companies as of 12:01 a.m. on the Effective Date that are treated under GAAP and applied by the

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Companies in the preparation of its financial statements as current assets exceed the consolidated liabilities of the Companies as of 12:01 a.m. on the Effective Date that are treated under GAAP and applied by the Companies in the preparation of their financial statements as current liabilities (exclusive of any current portions of the Indebtedness). Notwithstanding anything contained in the preceding sentence, the calculation of Working Capital shall include (i) as a current asset, any account receivable for services rendered by the Companies before the Effective Date where no invoice for such services has been issued before the Effective Date, and (ii) as a current liability, any amount payable by the Companies on or after the Effective Date in respect of goods or services supplied to the Companies before the Effective Date where no invoice for such amount has been received by the Companies before the Effective Date.
ARTICLE 2
SALE AND PURCHASE OF THE ASSETS; CLOSING
     2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement and except for those assets specifically set out on Exhibit A, attached hereto and by this reference incorporated herein, as exempt from this transaction, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the Seller’s assets, both tangible and intangible, including but not limited to (a) all Membership Interests in, (b) all rights to distributions of, and (c) the right to exercise all of the rights, privileges, powers and remedies of Seller as a member of (i) Santa Cruz Water Company, L.L.C., an Arizona limited liability company (“SCWC”), and (ii) Palo Verde Utilities Company, LLC, an Arizona limited liability company (“PVUC”); (collectively, the “Assets”); provided, however, that the Assets expressly exclude Seller’s cash, Seller’s interest in Orbitel and that certain Electric Service Agreement, dated June 11, 2001, between SRM-ENCO Arizona I, LLC, a Delaware limited liability company, and Seller (the “Excluded Assets”). Seller expressly acknowledges and agrees, that Purchaser is not acquiring Seller or any of Seller’s liabilities, whether existing or contingent, known or unknown (the “Liabilities"), for which Seller shall remain solely, completely and unconditionally responsible. As of the date of this Agreement and as of the Closing, the Membership Interests are ninety-nine percent (99%) of all of the issued and outstanding membership interests of SCWC (and the assets thereof, inclusive of all tanks, surface water treatment equipment, pump stations, wells, water rights, water distribution systems, vehicles and all real and personal property assets, inventory and equipment currently used to conduct the operation by SCWC of its business) and ninety-nine percent (99%) of all of the issued and outstanding membership interests of PVUC (and the assets thereof, inclusive of all waste water collection infrastructure, waste water treatment facilities, water reclamation facilities and all ancillary and auxiliary equipment vehicles and all real and personal property assets, inventory and equipment currently used for PVUC to conduct its business). In addition to the representations and warranties described in Article 3 below, Seller represents and warrants to Purchaser that Seller, together with Phoenix Utility Management, LLC, an Arizona limited liability company (“Phoenix Utility”), owns one hundred percent (100%) of the issued and outstanding membership interests of SCWC and PVUC. Either of SCWC and PVUC may be referred to individually as a “Company” or collectively herein as the “Companies.”
     2.2 Place and Date. The closing of the sale and purchase of the Assets as provided herein (the “Closing”) will take place at 10:00 A.M. local time on January 29, 2004 (the “Closing Date”), at the offices of the Escrow Agent as set forth in Section 2.3(a), or at such other

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time and place as the parties may agree; provided, however, that in the event the conditions set forth in Section 2.4 are not satisfied by such date, Purchaser solely, and in its sole and absolute election may (but it is in no manner obligated to do so) extend the Closing on a day-to-day basis until such conditions have been satisfied by Seller or waived by Purchaser. Notwithstanding the Closing Date, the Effective Date of this transaction for all purposes shall be deemed to be January 1,2004.
     2.3 Purchase Price. In consideration for the Assets, Purchaser will pay to Seller an aggregate purchase price in the amount of Thirty Four Million Seven Hundred Eighty Thousand and No/100 Dollars ($34,780,000.00) (the “Purchase Price”) comprised of the following:
          (a) Earnest Money Deposit. $125,000.00, as an earnest money deposit (the “Deposit”), previously deposited in escrow (the “Escrow”) with First American Title Insurance Company (“Escrow Agent”), 4801 East Washington Street, Suite 110, Phoenix, Arizona 85034 (Attention: Carol Peterson), and being held by the Escrow Agent in an interest bearing account; and
          (b) Balance of the Purchase Price. The balance of the Purchase Price, subject to adjustment to reflect closing costs, prorations and other adjustments described in this Agreement, shall be paid by Purchaser at the Closing in cash, cashier’s check or other immediately available funds. Such prorations and adjustments shall include such reasonable and legally permissible adjustments as may be necessary to assure that the actual financial condition of the Companies conforms to the balance sheet forecasts attached to this Agreement as Schedules 3.4(a) and 3.4(b), as the same may be adjusted by mutual agreement as of the date that is ten (10) days prior to the Closing, with any additional final adjustments or corrections to be mutually agreed upon within ninety (90) days following the Closing.
          (c) Escrow Holdback. At the Closing, there shall be withheld from the proceeds of the Purchase Price payable to the Seller and to the seller under the Phoenix Utility Transaction (as defined in paragraph 2.4(e) below) and maintained in Escrow for a period of twenty-four (24) months from the Closing, the sum of Three Million Five Hundred Thousand and No/1 00 Dollars ($3,500,000.00) (the “Holdback Funds”). Purchaser shall be entitled to draw upon the Holdback Funds to compensate Purchaser for: (1) any loss or damage in excess of Fifty Thousand and No/100 Dollars ($50,000.00) suffered as a result of: (a) the breach by the Seller of the representations and warranties set forth in this Agreement; or (b) any variance between: (i) the financial condition of SCWC at the Closing from the financial condition represented on the balance sheet forecast (as the same may be adjusted pursuant to paragraph 2.3(b) above) attached to this Agreement as Schedule 3.4(a); or (ii) the financial condition of PVUC at the Closing from the financial condition represented on the balance sheet forecast (as the same may be adjusted pursuant to paragraph 2.3(b) above) attached to this Agreement as Schedule 3.4(b) or (iii) the presence of off-balance sheet liabilities or lease obligations not disclosed on the Schedule of Liabilities and Lease Obligations attached to this Agreement as Schedule 3.11; (2) any loss or damage suffered as a result of a failure of the Facilities to have achieved Operational Status up to a maximum of $750,000 and only until the Facilities have achieved Operational Status; or (3) to pay the Adjusted Costs. Any Holdback Funds remaining in Escrow at the expiration of the twenty four (24) month period following the Closing (unless there is then a claim pending by Purchaser against such Holdback Funds) shall be disbursed by the Escrow Agent to the Seller and/or the seller under the Phoenix Utility Transaction. At the Closing, Purchaser, Seller and the

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seller under the Phoenix Utility Transaction, shall execute and deliver escrow holdback instructions in the form attached hereto as Exhibit “C” and that are also acceptable to Escrow Agent. The amount of the Escrow Holdback established pursuant to this paragraph 2.3(c) except for the representations and warranties of Seller set forth in paragraphs 3.1, 3.6, 3.7, 3.9 and 3.30 of this Agreement (the “Excluded Representations”) constitutes a limitation on the damages available to Purchaser for the matters relating to this transaction and the Phoenix Utility Transaction. Notwithstanding the provisions of this paragraph 2.3(c) to the contrary, the amount of the Escrow Holdback established pursuant to this paragraph 2.3(c) is not a limitation on the damages available to Purchaser in the event of a breach of the Excluded Representations.
     2.4 Feasibility Period. Purchaser shall be entitled to a “Feasibility Period” within which to conduct the due diligence and feasibility studies more particularly described in paragraph 5 below. The Feasibility Period shall commence as of the execution of this Agreement and shall end at 5:00 p.m., local time, on Friday, January 23, 2004.
          (a) Review During Feasibility Period. Purchaser intends to use the Feasibility Period to study, among other factors, the assets of Seller, the assets of SCWC, the assets of PVUC, the assets of Phoenix Utility, environmental concerns, deferred maintenance issues, if any, the condition of title to real and personal property, entitlements, service agreements and other contracts executed by Seller, SCWC, PVUC, Phoenix Utility, and the various markets affecting Seller, SCWC, PVUC, or Phoenix Utility. Phoenix Utility agrees that Purchaser may, at its expense, assess these factors, as well as any other factors Purchaser deems relevant, in its sole, absolute and unfettered discretion during the Feasibility Period.
          (b) Due Diligence Checklist. During the Feasibility Period, Purchaser shall have the right to review, and Seller shall make available to Purchaser for inspection and/or copying, promptly following the execution of this Agreement, the information, documentation and other company items deemed relevant by Purchaser, including but not limited to the items set forth on the Due Diligence Checklist attached to this Agreement as Exhibit “B”.
          (c) Additional Feasibility Studies. Purchaser may conduct various additional feasibility studies with respect to the real and personal property assets of Seller (if any), such as physical inspections, zoning, marketability and economic feasibility studies. Upon prior written notice, Seller shall afford Purchaser and/or its consultants access to the real and personal property assets of Seller (if any) at any reasonable time for the purposes of making such inspections and studies. Purchaser shall indemnify Seller for, from and against any claims relating to such inspections.
          (d) Satisfaction and Contingencies. Purchaser’s acquisition of the Assets is contingent upon Purchaser’s approval, in its sole and absolute discretion, of the matters revealed by its due diligence and feasibility studies. At any time prior to the expiration of the Feasibility Period, Purchaser may elect to terminate this transaction, in which event Purchaser shall be entitled to the return of the earnest money deposit, together with any interest earnings thereon. Purchaser’s acquisition of the Assets is also contingent upon the approval by Purchaser of the service agreements described in paragraph 2.4(f) below, all of which shall be in a form and content acceptable to Purchaser in Purchaser’s sole discretion. If the service agreements are not delivered and/or are not in a form and content acceptable to Purchaser in Purchaser’s sole discretion, at any time prior to Closing, Purchaser may elect to terminate this transaction, in

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which event Purchaser shall be entitled to the return of its earnest money deposit, together with interest earnings thereon.
          (e) Phoenix Utility Transaction. Purchaser’s acquisition of the Membership Interests is also contingent upon the simultaneous acquisition by Purchaser of all of the assets of whatsoever nature of Phoenix Utility upon such terms and conditions as are acceptable to Purchaser in its sole discretion (the “Phoenix Utility Transaction”). The election by Purchaser to terminate this transaction pursuant to the provisions of paragraph 2.4(d) above shall constitute a concurrent and simultaneous termination of the Phoenix Utility Transaction.
          (f) Service Agreements. Prior to Closing, Seller shall use commercially reasonable efforts to negotiate and execute service agreements with all non-related property owners contemplating potential connection of new properties within the existing CC&Ns held by SCWC and/or PVUC as listed on Schedule 2.4(f); said agreements to be in a form satisfactory to Purchaser in Purchaser’s sole discretion, and in a form suitable for recordation in the records of Maricopa County, Arizona (including notarial acknowledgments) at the Closing; except, however, such agreements executed in the form of “Builder’s Certificates” shall not be recorded at the Closing.
          (g) Agreements with Related Parties. Purchaser shall have negotiated and executed service (or similar) agreements with all related parties listed on Schedule 2.4(g), said agreements to be in a form satisfactory to Purchaser in Purchaser’s sole discretion, and in a form suitable for recordation in the records of Maricopa County, Arizona (including notarial acknowledgments) at the Closing; except, however, such agreements executed in the form of “Builder’s Certificates” shall not be recorded at the Closing.
          (h) Decker-Reinbold Interest. Mike T. Decker-Reinbold shall not hold, directly or indirectly, any interest in Seller.
     2.5 Instruments of Conveyance. At the Closing, the Seller shall execute, have acknowledged and delivered to Escrow Agent for the account of Purchaser: (a) assignments of all of Seller’s Membership Interests in SCWC and PVUC, conveying to Purchaser all of the Seller’s right, title and interest in such Membership Interests, which assignments shall be sufficient to transfer such Membership Interests, shall contain the warranty of the Seller that the Seller has and Purchaser is acquiring good title to such Membership Interests, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever and otherwise in a form reasonably satisfactory to Purchaser; (b) assignments, bills of sale or other appropriate documents transferring all of the line extension agreements, capital agreements, or similar agreements, between Seller and the parties to such extension agreements, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever and otherwise in a form reasonably satisfactory to Purchaser; and (c) a bill of sale conveying to Purchaser any and all of the remaining Assets of whatever nature, which bill of sale shall be sufficient transfer the Assets, shall contain the warranty of Seller that Seller has and Purchaser is acquiring good title to the Assets, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever and otherwise in a form reasonably satisfactory to Purchaser. Purchaser shall promptly cause to be filed with the Arizona Corporation Commission any necessary amendments to the Articles of Organization of in SCWC and PVUC to reflect the acquisition by Purchaser of the Membership Interests. Additionally, Seller shall

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obtain, execute, acknowledge (if required) and deliver to Purchaser all third-party consents and other documents and instruments as may be reasonably necessary to fully convey to Purchaser all of the rights in and to the Assets (including the Membership Interests) and to consummate the transactions contemplated herein.
     2.6 Adjustment to Working Capital. On or about April 10, 2004, or as soon thereafter as practicable, Seller and Purchaser shall confirm the Working Capital of the Companies (the “Audit”). The costs of the Audit shall be borne equally by Seller and Purchaser. The Audit shall result in a determination of “Adjusted Costs” by all costs and expenses incurred by the Companies prior to the Effective Date being charged to Seller and all costs and expenses incurred subsequent to the Effective Date being charged to Purchaser. Purchaser shall be entitled to offset for the Adjusted Costs against the Holdback Funds, if the Adjusted Costs reflect a credit due Purchaser which is not paid by Seller upon demand by Purchaser. Further, if the Adjusted Costs reflect a credit due Seller, Purchaser shall immediately pay Seller the amount of such credit in cash.
     2.7 Satisfaction of Section 5.1.7 Liquidity. At the Closing, Escrow Agent shall wire $4,125,000.00 from the Seller’s proceeds to an account established by Purchaser for PVUC, and additionally shall wire $4,000,000.00 from the Seller’s proceeds to an account established by Purchaser for SCWC, to secure compliance with Seller’s obligations pursuant to Section 5.1.7 of this Agreement.
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES
     Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:
     3.1. Authorization, etc. Seller has duly executed and delivered this Agreement. This Agreement and any agreements executed by Seller in connection herewith constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).
     3.2 Status of Companies.
          (a) The Companies are limited liability companies duly organized, validly existing, and in good standing under the laws of Arizona with full power and authority to carry on their businesses and to own, lease and operate their properties as and in the places where such business is conducted and such properties are owned, leased, or operated.
          (b) The Companies are duly qualified or licensed to do business and are in good standing in Arizona, which is the only jurisdiction in which the Companies’ operations or the character of the properties owned, leased, or operated by them makes such qualification or licensing necessary.
          (c) Seller has delivered to Purchaser complete and correct copies of the Companies’ articles of organization, as amended and in effect on the date hereof. The

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Companies are not in violation of any of the provisions of its articles of organization or other organizational documents.
     3.3. No Conflicts, Etc. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to Seller, the Companies, or any Affiliate of Seller or the Companies, or any of the properties or assets of the Companies, (ii) the articles of organization or operating agreement or other organizational documents of the Companies, (iii) the CC&Ns, or (iv) any Material Contract to which Seller or the Companies are a party or by which Seller or the Companies or any of their respective properties or assets, may be bound or affected (including any contract or agreement between Seller, the Companies or any Affiliate thereof). No Governmental Approval or other consent is required to be obtained by Seller or the Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and no notice to any Governmental Authority is required to be given by Seller, Purchaser or the Companies before the Closing Date in connection with the transactions contemplated hereby.
     3.4 Financial Statements. Seller has delivered to Purchaser unaudited financial statements of the Companies for the period ended December 31, 2003 (collectively, the “Financial Statements”), attached to this Agreement as Schedules 3.4(a) and 3.4(b), including in each case a balance sheet, a statement of income and retained earnings, and a statement of cash flows. The Financial Statements are complete and correct in all material respects, accurately reflect the assets, liabilities, and results of operations and financial condition of the Companies as of their respective dates. The Companies do not owe any obligation and are not subject to any liability to Seller or any of Seller’s Affiliates other than obligations and liabilities (i) that are expressly stated in this Agreement, or (ii) that have been or will be taken into account in the calculation of the Working Capital.
     3.5 Solvency. Neither Seller nor the Companies are insolvent, nor has Seller or the Companies committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The transactions contemplated by this Agreement will not cause Seller or the Companies to become insolvent or to be unable to satisfy and pay its (or their) debts and obligations generally as they come due.
     3.6 Absence of Undisclosed Liabilities. The Companies have no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, arising out of or relating to the Companies, except (i) as set forth on Schedule 3.6 and (ii) as and to the extent disclosed or reserved against in the Financial Statements or taken into account in the calculation of the Working Capital. Without limiting the foregoing, except to the extent specifically disclosed on Schedule 3.6:
          (a) no overcharges to customers have been collected by Companies;
          (b) there are no unapproved Line Extension Agreements for which approval is necessary;

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          (c) there are no due and unpaid refunds on any Line Extension Agreement or any advances in aid of construction;
          (d) there are no due and unrefunded security deposits; and
          (e) there are no due and unrefunded meter deposits.
3.7 Taxes.
          (a) Seller has delivered to Purchaser complete and correct copies of all Tax Returns filed by or with respect to the Companies, their assets or operations since January 1, 2001. The Companies have filed all Tax Returns that the Companies were required to file prior to the date hereof. To the Knowledge of Seller, and in its reasonable belief, all such Tax Returns were correct and complete in all material respects. All Taxes owed by or attributable to the Companies (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which (as extended, if applicable) preceded the date hereof have been paid.
          (b) With respect to each taxable period for the Companies ending prior to the date hereof:
               (i) there is no action, lawsuit, taxing authority proceeding or audit or claim for refund now in progress, pending or threatened against or with respect to the Companies regarding Taxes;
               (ii) there are no Liens on the assets of the Companies or on any of the Membership Interests relating or attributable to Taxes (other than Liens on assets of the Companies for sales, use and payroll Taxes not yet due and payable) and Seller has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any asset of the Companies or on any of the Membership Interests;
               (iii) the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;
     3.8 Operation of Business. Since September 30, 2003, the Companies have conducted their business only in the ordinary course consistent with prior practice.
     3.9 Litigation. Except as set forth on Schedule 3.9, (i) there is no action, claim, demand, lawsuit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory (including any ACC complaint proceeding), or otherwise, in law or in equity, pending or, to the Knowledge of Seller, overtly threatened against Seller or the Companies or in any way affecting Seller or the Companies, their assets or their business or relating to the transactions contemplated by this Agreement, and there is no valid basis for the same, (ii) the Companies (and their assets) are not a party to, subject to or bound by, any decree, order, injunction, settlement agreement or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business

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activities of the Companies, including but not limited to any claim, action or proceeding by the Oregon Public Employees’ Retirement Board and/or the Oregon Public Employees’ Retirement Fund; and (iii) no citation, fee, or penalty has been levied or asserted against Seller or the Companies under any Environmental Law or by the ACC or any other Governmental Authority.
     3.10 Ownership. Seller owns all legal and beneficial right, title and interest in and to its Membership Interests, free and clear of any and all Liens. Except for this Agreement, there are no outstanding agreements or commitments (contingent or otherwise) obligating Seller to sell or transfer any of the Membership Interests. There are no ownership transfer restrictions or member agreements in effect other than those set out in the operating agreement of the Companies.
     3.11 Material Contracts.
          (a) Schedule 3.11 contains an accurate description of all agreements, contracts, commitments, and other instruments and arrangements (whether written or oral) of the types described below (i) by which the Companies or any of their assets, businesses, or operations receive benefits, or (ii) to which the Companies are a party or by which the Companies are bound, other than insignificant contracts entered into in the ordinary course of business consistent with past practice (the “Material Contracts”):
               (i) leases, licenses, permits, franchises, insurance policies, warranties, guarantees, Governmental Approvals, and other contracts concerning or relating to the Companies’ real property,
               (ii) contracts for capital expenditures in excess of $50,000 each;
               (iii) performance bonds, completion bonds, bid bonds, suretyship agreements and similar instruments;
               (iv) joint venture, partnership, and similar contracts involving a sharing of profits and/or expenses;
               (v) agreements providing for the leasing to or by the Companies of personal property;
               (vi) Line Extension Agreements; and
               (vii) agreements or instruments under which the Companies have acquired or hold their Water Rights; and
          (b) Seller has delivered to Purchaser complete and correct copies of all written Material Contracts, together with all amendments thereto.
          (c) All Material Contracts are in full force and effect and enforceable against each party thereto. To the Knowledge of Seller, except for an existing subcontractors claim and existing mechanics lien in the approximate amount of $107,000.00, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach, or event of default thereunder on the part of the

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Companies or any other party thereto. No consent of any third party is required under any Material Contract as a result of or in connection with, and the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     3.12 Absence of Certain Business Practices. Neither the Companies nor any manager, member, employee, or agent of the Companies, or any other Person acting on their behalf, have, directly or indirectly, within the past two (2) years, given or agreed to give any gift, bribe, rebate, or kickback or otherwise provided any similar benefit to any customer, Governmental Authority employee or other Person who is or may be in a position to help or hinder the Companies (or assist the Companies in connection with any actual or proposed transaction) (i) which subjected or might have subjected the Companies to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) which if not given in the past, or if not continued in the future, may adversely affect the Companies or its business or subject the Companies to legal action, fine or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(9) of the Code, or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account. To the knowledge of Seller, the Companies have complied with all applicable tariffs in providing service to their customers.
     3.13 Insurance. Schedule 3.13 contains a complete and correct list and summary description of all insurance policies maintained by or for the benefit of the Companies. Seller has delivered to Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Companies have complied in all material respects with the terms and provisions of such policies. In the opinion of Seller reasonably formed and held, there is no basis on which a claim should or could be made under any such policy.
     3.14 Real and Personal Property.
          (a) The Companies have good, clear, record, marketable or insurable title to their assets and properties, including real property, free and clear of any and all Liens, other than (i) statutory Liens for Taxes not yet due, (ii) Liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and those Liens described on Schedule 3.14 (a) (collectively, the “Permitted Liens”). The real and personal property of the Companies constitute all of the assets necessary for the continued conduct of the Business after the Closing in substantially the same manner as presently being conducted.
          (b) Schedule 3.14(b) contains a complete and accurate list of all owned real property. To the Knowledge of Seller, there are no unrecorded or oral leases, arrangements, agreements, understandings, options, contracts or rights of first refusal affecting or relating to any of the real property other than the “Orbitel Lease”. Permanent, legal access is available to the real property from a dedicated public right-of-way.

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          (c) Neither Seller nor the Companies have received, and Seller is not aware of, any notification, restriction, or stipulation from a Governmental Authority requiring any work to be undertaken on any real property or threatening the use of any real property. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings affecting any portion of any real property. The Companies’ use of their real property for the various purposes for which such real property is used is permitted under all applicable zoning requirements and is not subject to any permitted nonconforming use or structure classification.
          (d) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Knowledge of Seller, threatened with respect to any owned real property. There is no challenge or appeal brought by the Companies that is pending regarding the amount of real estate taxes on, or the assessed valuation of, any real property for which the Companies are responsible for the payment of taxes in respect thereof, and there has been no special arrangement or agreement entered into by the Companies with any Governmental Authority with respect thereto.
          (e) The facilities, plants, machinery and equipment of the Companies are, in the aggregate, in good working order and condition, ordinary wear and tear excepted, and have been maintained generally in accordance with prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans.
          (f) To the Knowledge of Seller, there are no historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on any part of the real property.
          (g) To the Knowledge of Seller, no part of the real property is “critical habitat” as defined in the Federal Endangered Species Act, 16 U.S.C. §§ 1531 et seq., as amended, or in regulations promulgated thereunder, nor are any “endangered species” or “threatened species” located on the real property, as defined therein.
          (h) Except as expressly disclosed on the Companies’ most recent property tax statement, no part of the Owned Real Property is located within any water conservation, irrigation, soft conservation, weed or insect abatement, or other similar district, or any special improvement district. No part of the Owned Real Property is within a flood plain, flood way or flood control district.
     3.15 Water Rights. The only Water Rights claimed by the Companies as a basis to withdraw and deliver water to existing and future customers of the Companies are (i) the Companies’ service area rights (as “service area” is defined in paragraph 31 of A.R.S. § 45-402 (2002 edition), (ii) the Companies’ rights to withdraw ground water, (iii) the CAP Allocation, and (iv) the rights set forth on the CC&N. See Schedule 3.15.
     3.16 Permits. The Companies possess all Permits which are required in order for the Companies to lawfully own their properties and assets and conduct their business as presently conducted. All Permits issued to the Companies are described on Schedule 3.16(a) and copies thereof, including copies of all related, material correspondence with the issuing or administering Governmental Authorities, have been delivered to Purchaser. The Companies are in full compliance with the provisions of each Permit. No Permit will be terminated, cancelled or

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revoked or become terminable, cancelable or revocable or otherwise impaired in any respect as a result of the execution and delivery by the parties hereto of this Agreement or the consummation of the transaction contemplated hereby. Any notice, other filing or other registration required to be made by the Companies, Seller or Purchaser with any Governmental Authority in connection with Purchaser’s acquisition of the Assets in order to protect and maintain the effectiveness of any Permit is described on Schedule 3.16(b).
     3.17 Environmental Matters.
          (a) To the Knowledge of Seller, the Companies have complied and are in compliance in all material respects with all applicable Environmental Laws pertaining to their real property, the ownership and operation of their equipment and the conduct of their business. The Companies have not received any written communication alleging that the Companies currently are not in compliance with any applicable Environmental Law. There is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against the Companies. No real property owned by the Companies are currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) or any comparable state list.
          (b) To the Knowledge of Seller, neither the Seller, the Companies or any other Person acting under their direction or on their behalf, has caused or taken any action or is aware of any action that could reasonably result in, and the Companies are not subject to, any material liability or obligation relating to (i) the environmental conditions on, under, or about any of their real property at the present time or in the past, including the air, soil, and ground water conditions of such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substance.
          (c) Seller has made available to Purchaser all (and not withheld firm Purchaser any) information, including all studies, analyses, and test results, in the possession, custody, or control of or otherwise known to Seller or the Companies relating to (i) the environmental conditions on, under, or about any real property, or other properties or assets owned, leased, operated, or used by the Companies or any predecessor in interest thereto at the present time or in the past (ii) environmental conditions or requirements relating to the operation of the Business at the present time or in the past; and (iii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, disposed of, or released by the Companies or any other Person on, under, about, or from its real property, or otherwise in connection with the use or operation of any of the properties and assets of the Companies, or its business. There are no above-ground or underground storage tanks, located on any real property presently owned, leased, operated or used by the Companies.
     3.18 Compliance with Applicable Law. To the knowledge of Seller, the Companies and their business are in material compliance with all applicable laws governing, affecting or relating to the Companies, its properties and assets, its personnel and its business, including federal, state and/or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, and discrimination. Without limiting the generality of the foregoing, the Companies have satisfied all of their obligations to date with respect to the filing of annual reports with the ACC and ADWR.

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     3.19 No Guarantees. None of the obligations or liabilities of the Companies are guaranteed by or subject to a similar contingent obligation of any other person, and the Companies have not guaranteed and are not subject to any similar contingent obligation in respect of the obligations or liabilities of any other person. There are no outstanding letters of credit, surety bonds, or similar instruments of the Companies.
     3.20 Companies’ Records. The books and records of the Companies are complete and correct in all material respects. There are no false or fictitious entries on the books and records of the Companies.
     3.21 Receivables. All accounts receivable have arisen only from bona fide transactions in the ordinary course of business. A current summary of the accounts receivable has been delivered to Purchaser. To the Knowledge of Seller, there are no facts or circumstances (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables in excess of the reserves therefor set forth in the Financial Statements in Schedules 3.21, 3.21(a), 3.21(b), 3.21(c), 3.21(d), 3.21(e), and 3.21(f).
     3.22 Accounts Payable. The Companies have satisfied, paid and discharged their accounts payable and other current liabilities and obligations in a timely manner, except (i) for current liabilities included in the calculation of the working capital, and (ii) liabilities that are the subject of a bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described on Schedules 3.22, 3.22(a), 3.22(b), 3.22(c), 3.22(d), 3.22(e), and 3.22(f).
     3.23 Intellectual Property. To the Knowledge of Seller, the Companies have no intellectual property rights, other than properly acquired licenses of off the shelf “shrink-wrap” software products. To the Knowledge of Seller, the Companies have not used, sold or supplied any goods or services in any manner that would constitute an infringement of the intellectual property rights of any other person. Neither the Companies nor Seller have received any notification, warning, threat of legal action or proceeding or other written notice that the Companies have violated or is violating the intellectual property rights of any person.
     3.24 Employees.
          (a) Seller has provided to Purchaser a detailed list of the current employees of the Companies, containing at least the following details for each such employee: (i) name; (ii) part-time or full-time status, (iii) title and/or job description, (iv) employment commencement date, (v) salary or wage, (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days, and (ix) details of any disciplinary problems.
          (b) With respect to the Companies’ employees, there is not presently pending or existing, and there is not overtly threatened (i) any strike, slowdown, picketing, work stoppage, lookout or employee grievance process; (ii) any material charge, grievance proceeding or other claim against or affecting the Companies (or any officer or employee thereof) relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority; (iii) any union or other employee association organizational activity or other labor or

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employment dispute against or affecting the Companies, or (iv) any application for certification of a collective bargaining agent.
          (c) The employment of each employee of the Companies can be terminated by the Companies upon not more than thirty (30) days’ notice without severance, penalty or premium, other than payment of accrued salaries, wages and vacation benefits.
          (d) All salaries, wages and other compensation and benefits payable to each employee of the Companies have been accrued and paid by the Companies when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by the Companies when due for all periods through the Closing Date, other than with respect to any stub period existing between the Closing Date and the last scheduled payday immediately preceding the Closing Date.
     3.25 No Class A Utility. None of Seller, the Companies or any Affiliate acting on the Companies’ behalf has ever consented to the Companies being a Class A Utility (as that term is defined in A.A.C.R14-2-I03). Neither Seller nor the Companies, nor to the Knowledge of Seller, any Affiliate has received notice from any Person that the Companies are a Class A Utility. To the Knowledge of Seller, the Companies have never satisfied the requirements in effect at any applicable time for file Companies to be a Class A Utility.
     3.26 Brokers, Finders, etc. Seller has not engaged, contracted or dealt with any person that is or would be entitled to a broker’s commission, finder’s fee, investment banker’s fee, expense reimbursement or similar payment from Purchaser or the Companies for brokering or otherwise arranging the transaction contemplated hereby or introducing the parties to each other.
     3.27 Absence of Changes. Except as set forth on Schedule 3.27, since September 30, 2003, the Companies have conducted their business only in the ordinary course consistent with prior practice and have not:
          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except (i) the Indebtedness and any interest thereon, and (ii) current liabilities for trade or business obligations incurred in the ordinary course of business consistent with prior practice;
          (b) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;
          (c) mortgaged, pledged or subjected to Lien, any property or assets, tangible or intangible;
          (d) sold, transferred, leased to others, or otherwise disposed of any assets, except in the ordinary course of business consistent with prior practice, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

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          (e) received any notice of termination of any Material Contract or suffered any damage, destruction, or loss (whether or not covered by insurance) in excess of $10,000;
          (f) made any material change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe, or severance benefit or vacation pay, to or in respect of any director, officer, employee, consultant, Affiliate, or agent of the Companies;
          (g) instituted, settled, or agreed to settle any litigation, action, or proceeding before any court or Governmental Authority;
          (h) entered into any transaction, contract, or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby, other than such fees or other expenses or Taxes which are payable solely by Seller and as to which neither the Companies nor Purchaser will have any liability or obligation;
          (i) written up the carrying value of any of the Companies’ assets;
          (j) suffered any material loss of customers or received any notice of any pending material loss of customers;
          (k) entered into or assumed any obligations under any material employment, compensation or consulting agreement or any collective bargaining agreement with any Person or group, or modified or amended in any material respect the terms of any such existing agreement;
          (1) materially amended, modified, or terminated, or agreed to amend, modify, or terminate, any existing Material Contract;
          (m) amended its articles of organization or other constituent Companies documents of the Companies;
          (n) made any change or modification in the Companies’ accounting practices, policies, or procedures; or
          (o) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing within ninety (90) days after the Closing Date.
     3.28 Accuracy of Representations. No representation, warranty, statement, schedule or information furnished by Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.
     3.29 Modification of Representations and Warranties. Each of the foregoing representations and warranties shall be deemed modified by any matter expressly set forth or expressly disclosed herein or in the Schedules hereto. Certain information set forth in the

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Schedules may be included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.
     3.30 All Assets. Except as set forth on Schedule 3.30, the assets of the Companies include all assets, rights, properties and contracts, the use of which is necessary or appropriate for the continued conduct by the Companies of its business substantially in the manner as it was conducted prior to the Closing, including the service of all utility customers in substantially the same manner and substantially the same service levels as provided by the Companies on the date hereof.
     3.31 No Contractual Interference. At no time in the course of the discussions of the transactions contemplated by this Agreement did Purchaser induce Seller or the Companies to impair or terminate any contractual relationship to which the Seller or the Companies are a party or to deprive any Person of any prospective economic benefit.
     3.32 No Contact with the Purchaser. At no time prior to November 3, 2003, did the Purchaser solicit the purchase and sale of Seller’s business or the Assets or have any contract with Seller of any nature whatsoever, either oral or written.
ARTICLE 4
COVENANTS
     4.1 Covenants of Seller.
          4.1.1 Conduct of Business. From the date hereof to the Closing Date (and thereafter with respect to any covenant or agreement extending beyond the Closing Date), except as expressly permitted or required by this Agreement or as otherwise consented to by Purchaser in writing, Seller will, and will cause the Companies to (as applicable):
               (a) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use reasonable efforts to preserve intact their present business organization, maintain their properties in good operating condition and repair, keep available the services of their present officers and substantially all of their employees, and preserve their relationship with substantially all of their customers and others having business dealings with the Companies, with the goal and intent that their goodwill and ongoing business shall be in all material respects unimpaired on and following the Closing Date;
               (b) pay all accounts payable and other obligations of the Companies when they become due and payable in the ordinary course of business consistent with prior practice;
               (c) perform in all material respects all of its obligations under all Material Contracts and other agreements and instruments and comply in all material respects with all Applicable Laws applicable to it;

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               (d) not enter into or assume any material agreement, contract, or instrument, or enter into or permit any material amendment, supplement, waiver, or other modification with respect to any Material Contract;
               (e) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of the Companies existing on the Closing Date;
               (f) not increase the salary, wages or other compensation of any employee (including any officer) of the Companies or enter into any agreement or make any commitment to do so, and not modify any other terms of employment of any employee (including any officer) of the Companies;
               (g) not sell or transfer to any Person (including any Affiliate) or otherwise dispose of any material property or asset of the Companies, other than dispositions of property or assets made in the ordinary course of business consistent with prior practice;
               (h) not cause or permit any Lien to be placed on any property or asset of the Companies where such Lien did not exist on the date hereof;
               (i) not take any action or knowingly omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article 3; and
               (j) confirm the conveyance (or cause to be conveyed) to the applicable Company of the parcels of (or interests in) real property listed and legally described on Schedule 3.14(b), free and clear of all liens, claims or encumbrances except those approved in writing and in its sole and absolute discretion by Purchaser during the Feasibility Period. Seller further shall cause Escrow Agent to issue policies of title insurance to the applicable Companies with respect to such parcels (or interests) at the Closing and in amounts mutually determined and approved in writing by the parties during the Feasibility Period.
          4.1.2 Conduct of Business Prior to Closing. Until the earlier of the Closing or the termination of this transaction, Seller shall cause the Companies to operate their businesses in the ordinary course of business, consistent with past practices. During such time, Seller shall not permit the Companies to enter into any contract providing for payments in excess of Five Thousand and No/100 Dollars ($5,000.00) or that is not terminable on thirty (30) days notice or less without the prior written consent of Purchaser. Further, Seller shall not permit the Companies to make any distributions to its respective members, pay any bonuses, incur liabilities or take any other actions which would cause, (a) the financial condition of SCWC to be inconsistent with the balance sheet forecast attached to this Agreement as Schedule 3.4(a), or (b)

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the financial condition of PVUC to be inconsistent with the balance sheet forecast attached to this Agreement as Schedule 3.4(b).
          4.1.3 Material Adverse Change. Purchaser and Seller acknowledge and agree that Purchaser is acquiring operating entities and that from and after the execution of this Agreement and continuing until the earlier of the Closing or the termination of this transaction, Seller shall cause the Companies to operate in the normal course and in accordance with past practices and all operating cash, working capital and similar assets will remain the property of Seller, SCWC or PVUC, as the case may be. Notwithstanding the provisions of the immediately preceding sentence, except for such liabilities as are disclosed on the balance sheet forecasts attached to this Agreement as Schedules 3.4(a) and 3.4(b) and except for the off balance sheet liabilities and lease expenses disclosed on Schedule 3.11, Seller shall cause all other liabilities of SCWC and PVUC to be released in full as of the Closing.
          4.1.4 Employees. Without the prior consent of Purchaser, from the date of this Agreement until the earlier of the Closing or the termination of the transaction contemplated by this Agreement, Seller shall not permit SCWC and/or PVUC to hire any additional employees prior to the Closing, or dismiss any existing employees without the prior reasonable consent of Purchaser. In addition, Seller shall encourage the existing employees of the Companies, except for Mike T. Decker-Reinbold, to maintain their employment with the Companies. All employee related obligations and liabilities (including vacation and sick pay) shall be prorated at the Closing.
          4.1.5 Non-Competition, Non-Opposition. The Seller shall not solicit any party to an agreement with Seller, Phoenix Utility, SCWC or PVUC to terminate its agreement with Seller, Phoenix Utility, SCWC or PVUC. In addition, for a period commencing with the execution of this Agreement and continuing until ten (10) years after the Closing, neither the Seller nor any member of Seller or Affiliate of such member, shall seek to form or attempt to form a utility company to provide sewer and/or water service to any property located within ten (10) miles of the boundary of the service areas established by the existing CC&Ns held by SCWC and PVUC. The provisions of the immediately preceding sentence shall not, however, be applicable in the event Seller, or any member of Seller or Affiliate of such member, requests SCWC and/or PVUC to render service to a property owned by Seller and SCWC or PVUC are unable provide service to such property. Further, commencing with the execution of this Agreement and continuing until ten (10) years following the Closing, neither Seller nor any member of Seller or Affiliate of such member shall oppose any effort by Purchaser, PVUC, or SCWC, to expand the service areas established by the CC&Ns held by SCWC and/or PVUC and/or efforts to obtain additional CC&Ns.
          4.1.6 No Solicitation. Prior to the Closing Date or, in the event of the earlier termination of this Agreement, neither Seller nor any Affiliate of Seller (including the Companies), nor any Person acting on any of such parties’ behalf, shall solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, (i) the sale by Seller of the Assets, (ii) the issuance by the Companies of any Membership Interests, (iii) any merger transaction or other transaction involving the acquisition of control of the Companies by any Person other than Purchaser, or (iv) the sale by the Companies of all or substantially all of their properties and assets.

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          4.1.7 Further Actions.
          (a) Seller agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.
          (b) Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied with all relevant Governmental Authorities and other Persons, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby.
          (c) Seller, as promptly as practicable, will use reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Material Contract) necessary to be obtained by it under Applicable Law or pursuant to any Material Contract or Permit in connection with the transactions contemplated thereby.
          (d) Seller will, and will cause its Affiliates to, coordinate and cooperate with Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by Purchaser in connection with the filings and other actions contemplated by this Agreement.
          (e) At all times prior to the Closing Date, Seller shall promptly notify Purchaser in writing of any fact, condition, event, or occurrence which becomes known to Seller that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied.
          (f) Following the Closing Date, Seller shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances, or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Purchaser, to render effective the consummation of the transactions contemplated hereby.
          (g) Following the Closing Date, Seller shall, and shall cause its Affiliates to, timely make all necessary filings with the ACC for the prior period.
     4.2 Covenants of Purchaser.
          4.2.1 Further Actions.
               (a) Purchaser agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.
               (b) Purchaser will, as promptly as practicable, file or supply, or cause to be filed or supplied, with all relevant Governmental Authorities and other Persons, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby.

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               (c) Purchaser will coordinate and cooperate with Seller in exchanging such information and supplying such assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by this Agreement.
               (d) Purchaser will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby.
          4.2.2 Further Assurances. Following the Closing Date, Purchaser shall, and shall cause all of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances, or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to render effective the consummation of the transactions contemplated thereby.
     4.3 Cooperation on Tax Matters. Seller and Purchaser shall cooperate reasonably, as and to the extent requested by any other such party, in connection with the filing of Tax Returns pursuant to this Section 4.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon any such other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material or information provided hereunder. Seller shall and prior to Closing Seller shall cause the Companies to, and after the Closing Purchaser shall cause the Companies to, (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent reasonably requested by Seller or Purchaser, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give each other such party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any such other party so requests, Seller or Purchaser, as the case may be, shall allow such other party to take possession or to make copies of such books and records. Seller and Purchaser (for themselves and on behalf of the Companies) further agree, upon request:
          (a) to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on such party or the Companies (including with respect to the transactions contemplated hereby); and
          (b) to provide each such other party with all available information that such other party may be required to report pursuant to Code §6043 or any provision of the Treasury Regulations.
          4.3.1 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all

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such Taxes, fees and charges. If required by Applicable Law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Return or other documentation.
ARTICLE 5
CONDITIONS PRECEDENT
     5.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser, in its sole discretion) on or prior to the Closing Date of the following additional conditions, which Seller agrees to use reasonable efforts to cause to be fulfilled:
          5.1.1 Representations, Performance. The representations and warranties of Seller contained in this Agreement (i) shall be true and correct in all material respects at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all covenants and agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.
          5.1.2 Consents. Seller shall have obtained and shall have delivered to Purchaser copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) all Consents (including all Consents required under any Material Contract), necessary to be obtained in order to consummate the transactions contemplated hereby.
          5.1.3 No Material Adverse Effect. No event, occurrence, fact, condition, change, development, or circumstance shall have occurred since the date of this Agreement which has or would reasonably be expected to have a Material Adverse Effect on the Companies or Purchaser’s purchase and ownership of the Assets.
          5.1.4 Other Documents. Seller will have delivered to Purchaser:
               (a) The Instruments of Conveyance described in Section 2.5;
               (b) an opinion addressed to Purchaser and dated the Closing Date, from Roberts Rowley Chapman, Ltd., counsel to Seller, substantially in the form of Exhibit “D”;
               (c) written resignations of all officers of SCWC and PVUC, dated as of the Closing Date, and any general releases of such individuals as Purchaser may request; and
               (d) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “Foreign Person” as defined in Code §1445;
               (e) evidence satisfactory to Purchaser, in Purchaser’s sole discretion, that Mike T. Decker-Reinbold does not hold, directly or indirectly, any interest, legally or equitably, in Seller or the Companies.

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               (f) such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing Date, as Purchaser or its counsel may reasonably require.
          5.1.5 Satisfaction of Liabilities; Discharge of Liens. The Companies or Seller shall have fully discharged all outstanding liabilities of the Companies other than ordinary course trade payables and the Indebtedness and shall have caused to be discharged any and all Liens on the assets or properties of the Companies, other than the Permitted Liens.
          5.1.6 Satisfaction with Due Diligence Results. Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Companies, their properties and assets, their operations and the Business, and the Seller shall have approved the consummation of the transactions contemplated by this Agreement.
          5.1.7 Companies’ Liquidity. As of the Closing, PVUC shall have at least Four Million One Hundred and Twenty Five and No/100 Dollars ($4,125,000.00) in cash held in a federally-insured, non-penalty, interest-bearing account; and SCWC shall have at least Four Million and Nol/l00 Dollars ($4,000,000.00) in cash held in a federally-insured, non-penalty, interest-bearing account.
     5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller in its sole discretion), on or prior to the Closing Date, of the following additional conditions, which Purchaser agrees to use reasonable efforts to cause to be fulfilled.
          5.2.1 Representations, Performance. The representations and warranties of Purchaser contained in this Agreement (i) shall be true and correct in all material respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of the Closing Date. Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.
          5.2.2 Consents. Purchaser shall have obtained and shall have delivered to Seller copies of (i) all Governmental Approvals (if any) required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) all Consents (including all Consents required under any Material Contract), necessary to be obtained in order to consummate the transactions contemplated hereby.
          5.2.3 Other Documents. Purchaser will have delivered to Seller such other evidence of the performance of all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing Date, as Seller or its counsel may reasonably require.

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ARTICLE 6
TERMINATION
     6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) the written agreement of Seller and Purchaser;
          (b) by Purchaser by written notice to Seller if (i) the representations and warranties of Seller contained herein shall not have been true and correct in all material respects as of the date when made, or (ii) any of the conditions set forth in Section 5.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Phoenix, Arizona time on January 29, 2004 unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing Date; or
          (c) by Seller by written notice to Purchaser if (i) the representations and warranties of Purchaser contained herein shall not have been true and correct in all material respects as of the date when made, or (ii) any of the conditions set forth in Section 2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Phoenix, Arizona time on January 29, 2004 unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing Date.
     6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 9.1 and except for any liability resulting from such party’s breach of this Agreement described in Section 7.7.
ARTICLE 7
INDEMNIFICATION; PRE-CLOSING DEFAULT
     7.1 Indemnification By Seller. Seller hereby covenants and agrees to defend, indemnify and hold harmless Purchaser, its Affiliates and its and their respective managers, members, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) for, from and against, and to pay or reimburse the Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, penalties, costs, interest, amounts paid in settlement of claims, proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims) including any out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (each individually, a “Loss” and collectively, “Losses”), whether or not involving a third party claim against any Purchaser Indemnitee, resulting from or arising out of:
          (a) any inaccuracy of any representation or warranty by Seller made or contained in this Agreement;

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          (b) any failure of Seller to perform any of its covenants or agreements hereunder or to fulfill any other obligation in respect hereof;
          (c) all Taxes (or the non-payment thereof) (i) attributable to or payable by the Companies in respect of any period falling within the Pre-Closing Tax Period, (ii) attributable to or payable by any member of an Affiliated Group or of a consolidated, combined or unitary group of which the Companies (or any predecessor thereof) are or were a member on or before the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Applicable Law, and (iii) attributable to any Person (other than the Companies) in respect of any Pre-Closing Tax Period (including any event or transaction occurring before the Closing) and imposed on the Companies as a transferee or successor, whether by contract, pursuant to Applicable Law or otherwise;
          (d) any claim based on or related to the Liabilities or the existence of Seller, either prior to or subsequent to the Closing;
          (e) any claim, action or proceeding by any Person (including, but not limited to the Oregon Public Employees’ Retirement Board and/or the Oregon Public Employees’ Retirement Fund) based on or related to an allegation that this Agreement or any of the transactions contemplated hereunder violates or is otherwise inconsistent with any prior existing right claimed by such Person to acquire (whether by purchase or otherwise) any or all of the assets of Seller;
          (f) any failure of the Companies to have achieved Operational Status; and
          (g) any liability of the Companies arising before, on or after the Closing Date with respect to environmental health and safety, including (i) any violation of any Applicable Law relating to protection of the environment, (ii) any liability for personal injury to, or illness or death of, any Person, (iii) any liability for property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), and (iv) any other damage or harm caused to any Person, in any such case arising (in whole or in part) from or out of, or relating to (x) the ownership or operation by the Companies at any time on or before the Closing Date of any real or personal property or of any business, or (y) any Hazardous Substance that was at any time on or before the Closing Date present on, at or in any such property by reason of the acts or omissions of the Companies, or otherwise handled by the Companies or any other Person for whose conduct the Companies are or may be held responsible, regardless of whether or not there has been any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement with respect to such matters.
     7.2 Indemnification by Purchaser. From and after the Closing, Purchaser hereby covenants and agrees to defend, indemnify and hold harmless Seller, its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees “) for, from and against, and to pay or reimburse the Seller Indemnitees for, any and all Losses, whether or not involving a third party claim against any Seller Indemnitee, resulting from or arising out of:
          (a) any inaccuracy in any representation or warranty by Purchaser made or contained in this Agreement; and

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          (b) any failure of Purchaser to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof.
     7.3 Threshold and Limitations on Indemnification Amounts. Seller will have no liability pursuant to Section 7.1 unless the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $50,000 (the “Minimum Damage Requirement ”); provided, however, that the Minimum Damage Requirement will not apply to any Losses resulting from or arising out of Seller’s or Parent’s failure to pay any Tax or other fee or amount owing to any Governmental Authority; provided, further that once the aggregate amount of Losses exceeds the Minimum Damage Requirement, Purchaser shall be entitled to be indemnified for the full amount of such Losses (including the Minimum Damage Requirement amount). The aggregate liability of Seller for all Losses claimed by Purchaser under Section 7.1 shall not exceed $3,500,000.00; provided, however, that there shall be no limitation on Seller’s liability with respect to: (i) claims for Losses made pursuant to Section 7.1 (a) with respect to any inaccuracy or breach of representation and warranty under any of Sections 3.1, 3.6, 3.7, 3.9 or 3.30; or (ii) claims for Losses made pursuant to Section 7.1(e).
     7.4 Timing of Indemnification Claims.
          7.4.1 Time Limitations on Purchaser Indemnitee Claims. No Purchaser Indemnitee shall be entitled to recover under Section 7.1 unless such Person has delivered to Seller written notice of claim for indemnification under such Section on or before the expiration of the second (2nd) anniversary of the Closing Date or, in the case of an indemnification claim for breach of covenant hereunder or under any agreement or instrument entered into pursuant hereto, the second (2nd) anniversary of the date on which such covenant was to have been performed; provided, however, that (i) with respect to any claim for indemnification under Section 7.1 (a) based on an inaccuracy or breach of representation and warranty under Section 3.9 or under Section 7.1(e), the time period for making an indemnification claim shall expire on the fifth (5th) anniversary of the Closing Date, and (ii) there shall be no time limitation (other than limitations imposed by applicable statutes of limitations) for the making of any indemnification claim (A) under Section 7.1(a) based on an inaccuracy or breach of representation and warranty under any of Sections 3.1, 3.6, 3.7, and 3.30, (B) under Section 7.1(b) with respect to any covenant of Seller in this Agreement to transfer to Purchaser all legal and beneficial right, title and interest in and to the Assets, free and clear of any and all Liens, or (C) under Section 7.1(c) or 7.1(d).
          7.4.2 Time Limitations on Seller Indemnitee Claims. No Seller Indemnitee shall be entitled to recover under Section 7.2 unless such Person has delivered to Purchaser written notice of claim for indemnification under such Section on or before the expiration of the second (2nd) anniversary of the Closing Date.
     7.5 Exclusive Remedy. Subject to the provisions of Section 2.3(c), after the Closing or earlier termination of this Agreement, the indemnification and set-off obligations and remedies set forth in this Article 7 shall be the sole and exclusive remedy of the parties with respect to the matters for which indemnification may be sought pursuant to this Article 7.
     7.6 Indemnification Procedures. In the case of any claim entitling either an Purchaser Indemnitee or a Seller Indemnitee (in either case, the “Indemnified Party “) to

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indemnification under this Article 7, notice shall be given by the Indemnified Party to the party hereto required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may hire its own separate counsel and participate in such defense at such Indemnified Party’s expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 7.6 and the records of each shall be available to the other with respect to such defense.
     7.7 Pre-Closing Default.
          7.7.1 By Seller. If Seller breaches any representation or warranty contained in this Agreement or otherwise fails to perform its obligations under this Agreement at any time prior to the Closing (a “Pre-Closing Default”), Seller shall be in default and, at Purchaser’s option and as its sole and exclusive remedies (i) Purchaser may, terminate this transaction and the Escrow, whereupon Purchaser’s earnest money deposit, together with interest earnings thereon, shall be returned to Purchaser and except as expressly set forth otherwise in this Agreement, neither party shall have any further obligations to the other, or (ii) Purchaser may waive such breach and nonetheless proceed to purchase the Membership Interests at the Closing without an adjustment to the Purchase Price, or (iii) Purchaser shall be entitled to commence an action to recover liquidated damages in the amount of Two Hundred Fifty Thousand and No/100

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Dollars ($250,000.00). In addition, in the event Purchaser has waived all of the contingencies set forth in this Agreement and tenders performance of its obligations under this Agreement at the Closing and Seller nonetheless refuses to close escrow or otherwise perform its obligations under this Agreement, or in the event a breach of any representation or warranty contained in this Agreement is a result of the intentional acts of Seller, in addition to the remedies described in clauses (i), (ii) and (iii) above, Purchaser shall be entitled to commence an action to recover liquidated damages in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). For the purposes of this Section 7.7, Seller and Purchaser acknowledge that it is impractical and extremely difficult to fix, prior to the execution of this Agreement, the actual damages that Purchaser would incur in the event of a breach of any warranty or representation contained in this Agreement and/or the refusal by Seller to close escrow. Therefore, Seller and Purchaser acknowledge that the amounts set forth in this Section 7.7 as liquidated damages are reasonable estimates of Purchaser’s probable damages for the breaches or defaults described in this Section 7.7 and are not a penalty. Provided that Seller pays to Purchaser the liquidated damages as specified in this Section 7.7, Purchaser shall have no right to seek or obtain actual damages, lost profits or consequential damages. Purchaser and Seller acknowledge and agree that a breach or default by Purchaser or Seller under this transaction shall constitute a breach or default under the Phoenix Utility Transaction. In addition, the amount of liquidated damages set forth in this Section 7.7 are not intended to be cumulative with the amount of liquidated damages set forth in the Agreement of even date for the Phoenix Utility Transaction, but rather are intended to be the total amount of liquidated damages available to Purchaser under this transaction and under the Phoenix Utility Transaction.
          7.7.2 By Purchaser. If Purchaser breaches any representation or warranty contained in this Agreement or otherwise fails to perform its obligations under this Agreement at any time following the expiration of the Feasibility Period, Purchaser shall be in default, and Seller’s sole and exclusive remedy shall be to terminate this transaction and the Escrow and to retain the Deposit as Seller’s liquidated damages.
     7.8 Survival. All indemnities set forth in this Agreement shall survive the Closing and the Transfer of the Assets to Purchaser.
ARTICLE 8
[Reserved]
ARTICLE 9
MISCELLANEOUS
     9.1 Expenses. Seller and Purchaser shall bear their respective expenses, costs and fees (including attorneys’ and other advisors’ fees) in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for and bear the Companies’ Transaction Expenses in connection with the transactions contemplated hereby, and none of Seller’s or the Companies’ Transaction Expenses may be paid by or out of the Assets of the Companies. The substantially

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prevailing party in any action or proceeding arising out of or related to this Agreement shall be entitled to its reasonable attorneys’ fees and costs in connection therewith.
     9.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     9.3 Notices. All notices, demands, and other communications provided for hereunder shall be in writing and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service):
If to Purchaser, addressed to it at:
Global Water Resources, LLC
c/o Levine Investments Limited Partnership
1702 East Highland Avenue, Suite 310
Phoenix, Arizona 85016
Attn: Trevor T. Hill, P.Eng.
with a copy to:
Mariscal, Weeks, McIntyre & Friedlander, P.A.
2901 North Central Avenue, Suite 200
Phoenix, Arizona 85012
Attn: David L. Lansky, Esq.
If to Seller, addressed to it at:
Phoenix Capital Partners, LLC
426 North 44th Street, Suite 200
Phoenix, Arizona 85008
Attn: Mark E. Ortman
with a copy to:
Roberts Rowley Chapman, Ltd.
63 East Main Street
Suite 501
Mesa, Arizona 85201
Attn: Richard Roberts, Esq.
or, as to each party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three (3) Business Days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, and (ii) with respect to

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delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.
     9.4 Headings; Interpretation. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise expressly indicated, any reference in this Agreement (including any Schedule hereto) to an “Article,” “Section,” “subsection,” “paragraph” or “subparagraph” followed by a number or letter or combination of the two shall be a reference to the particular Article, Section, subsection, paragraph or subparagraph of this Agreement bearing such number, letter or combination thereof. The terms “hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph, subparagraph or other subdivision hereof or any Schedule, Exhibit or other attachment hereto. The terms “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other gender or neuter, as applicable. Any reference in this Agreement to a particular statute, regulation or code (including any specific provision thereof) includes all regulations and rules thereunder, all amendments thereto in force from time to time (including amendments to provision references) and every Applicable Law in effect that supplements, replaces or supercedes such statute, regulation or code.
     9.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, communications, representations and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     9.6 Counterparts. This Agreement may be executed in several counterparts and delivered in original form or by electronic facsimile, each of which shall be deemed an original and all of which shall together shall constitute one and the same instrument.
     9.7 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the conflict of laws rules thereof.
     9.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     9.9 Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party hereto. Any attempted assignment in contravention of the terms and conditions herein shall be null and void and of no effect.
     9.10 No Third Party Beneficiaries. Except as provided in Article 7 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective, successors, and permitted assigns.

34

     9.11 Amendment; Waivers, etc. No amendment, modification, or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either party hereto of a breach of or a default under any provision of this Agreement, nor the failure by either party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant, or agreement, or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including by any of its advisors, consultants or representatives) or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.
(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

35

     IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first above written.

PHOENIX CAPITAL PARTNERS, LLC, an Arizona limited liability company
By:	/s/ Cindy M. Liles
	Name:	CINDY M. LILES
	Title:	Vice President & CFO

GLOBAL WATER RESOURCES, LLC, a Delaware limited liability company
By:	/s/ Trevor T. Hill
	Name:	TREVOR T. HILL
	Title:	President & CEO

36

EXHIBIT A
The following assets of Seller are not included in the purchase by Purchaser:
1.	Cash in excess of amount $8,125,000 and monies reserved at December 31, 2003 for payables and accrued liabilities for SCWC and PVUC net of receivables of SCWC and PVUC.

2.	Minority interest in cable and high-speed internet company, Orbitel Communications, LLC.

3.	Electric Service Agreement dated June 11, 2003 between Phoenix Capital Partners, LLC and SRM-ENCO Arizona I, LLC

37

EXHIBIT B
Due Diligence Checklist
Prepared by
Trevor T. Hill, P.Eng
Global Water Resources, LLC

A.	Corporate Documents

B.	Shareholder and Securities Matters

C.	Matters Relating to Debt

D.	Employment and Organization Matters

E.	Directors and Insiders

F.	Agreements

G.	Real Property Matters

H.	Intangible Personal Property

I.	Government Licenses

J.	Insurance

K.	Litigation and Regulatory Compliance

L.	Taxes

M.	Financial/Accounting

N.	Engineering & Operations

o.	Technical, Strategic, Sales and Marketing

P.	Miscellaneous

Q.	Software & Licenses

R.	Utility Growth Opportunities

2

DUE DILIGENCE DOCUMENT CHECKLIST
     Following is a preliminary list of information and documentation which Purchaser would like to review in connection with the proposed purchase of the Assets of Phoenix Capital and Phoenix Utility (the “Companies”). Requests for information are deemed to be requests for information concerning the Companies. If any agreement, policy, plan or other information requested below is oral, please provide a description thereof. When responding, please refer to the section and subsection of each question.
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

A. Company Documents:

STATUS			COMMENTS	OPI
	1.	Complete record of all organizational documents of the Companies since inception.		TTH
	2.	Current Operating Agreements of the Companies.		TTH
	3.	List of jurisdictions in which the Companies are authorized to transact business.
	4.	Schedule of all subsidiaries and affiliates.
	5.	Constituent Documents
	6.	List of jurisdictions in which each subsidiary is authorized to transact business. List where each subsidiary maintains offices.
	7.	Minutes and proceedings of the Companies and each subsidiary.		TTH
	8.	Minutes of the meetings of the board of the Companies and each subsidiary and any committees thereof.		TTH
	9.	Agreements relating to any acquisition or disposition by the Companies during the past five (5) years or which is currently planned.		TTH
	10.	Internal operation manuals, and organization Charts — legal/corporate and operational/reporting.		GSS

3

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

B. Member and Securities Matters:

STATUS			COMMENTS	OPI
	1.	Report concerning number of Membership Interests and rights outstanding and including a list of current members of the Companies.		TTH
	2.	Capital Account and/or ledger of the Companies and each subsidiary.		TTH
	3.	Schedule of outstanding rights, options, warrants, or any other commitments or promises, oral or written, with respect to the issuance of the Companies’ securities.		TTH
	4.	Member agreements, voting trust agreements, re-purchase agreements, redemption agreements, stockholder agreements, registration rights agreements, restrictive agreements, and other similar agreements, contracts or commitments to which the Companies or any of their members, directors and/or officers is a party.		TTH
	5.	Any agreements for the purchase of Assets from the Companies.		TTH
	6.	Any agreements or instruments containing restrictions on transfer of, encumbrances upon, or options or other agreements to purchase, Membership Interests of the Companies or their subsidiaries.		TTH

4

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

C. Matters Relating to Debt:

STATUS			COMMENTS	OPI
	1.	Documents and agreements evidencing borrowings by the Companies, whether secured or unsecured, or other indebtedness long-term or short-term, including indentures, credit or loan agreements, commitment letters, etc, relating to any outstanding or available long- term or short-term debt, including amendments thereto and any related instruments granting security interests.		TTH
	2.	All documents and agreements evidencing other material financing arrangements, including leases sale and leaseback arrangements, installment purchases etc.		TTH
	3.	Schedule of all liens and encumbrances against any of the Companies’ assets or interests (whether or not of public record).		TTH
	4.	Correspondence with lenders, including covenant compliance reports.		TTH
	5.	Summary list of all debt holders of the Companies with corresponding debt amounts.		TTH
	6.	List of any government assistance programs the Companies (or their subsidiaries) have been a beneficial party to such as loans, grants etc. Indicate the status of each program and any conditions that could trigger repayment.		TTH
	7.	Copies of any credit reports on the Companies prepared by outside agencies (Dun & Bradstreet, etc.)		TTH

5

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

D. Employment and Organization Matters:

STATUS			COMMENTS	OPI
	1.	Copies of agreements with any contractor currently working on behalf of the Companies. Please indicate whether accounts with contractors are up to date and whether performance is satisfactory.		GSS
	2.	Description of any contractors not currently working for the Companies, but did so sometime in the past two years and the nature of the contract.		GSS
	3.	Employment contracts, severance agreements and agreements not to compete to which any employee or former employee of the Companies are a party.		GSS
	4.	Management organization chart, including descriptions of job responsibilities.		GSS
	5.	List of employees, if any, who have left the Companies and their subsidiaries over the past twelve (12) months, including reason for departure.		GSS
	6.	Documents filed with relevant employee relations, safety, employment, and civil rights authorities.		GSS
	7.	List of employees of the Companies (including name, position and length of service) and CV’s for management and key employees.		GSS
	8.	Name of each bank in which the Companies have an account, a lock box or a safe deposit box, the identifying numbers thereof and the names of the persons empowered to draw their on or to have access thereto.		GSS
	9.	A description and copies of the Companies’ policy with regard to accrued vacations and sick leave and the provisions for the payment thereof.		GSS
	10.	A description of any plan, fund, program, policy, contract or arrangement under which employee benefits are provided for current or former		GSS

6

STATUS			COMMENTS	OPI
employees of the Companies. The most recent IRS determination letter relating to any employee benefit plans.
	11.	A list of each multi-employer or multiple-employer pension plan to which the Companies or any of their subsidiaries is or was obligated to contribute.		GSS
	12.	A description of all other benefits, not included above, involving any employee of the Companies (e.g., automobiles, use of facilities by employees, matching contribution plans, etc.)		GSS
	13.	The name of each person holding tax or other powers of attorney from the Companies.		GSS

7

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

E. Managers, Officers and Insiders:

STATUS			COMMENTS	OPI
	1.	List current managers and officers.		TTH
	2.	Details of all officer and/or manager perquisites and arrangements.		TTH
	3.	Contracts or agreements (including employment agreements, consulting agreements, severance agreements and non-competition agreements) with or pertaining to the Companies or any or their subsidiaries and to which managers, officers, members or any affiliate of the foregoing are parties.		TTH
	4.	All documents pertaining to any receivables from or payable to any manager, officer, member or affiliate or any affiliate of the forgoing.		TTH
	5.	Documents relating to any other transactions between the Companies and managers, officers, members or any affiliate of the foregoing.		TTH
	6.	Indemnification agreements and arrangements with all current and former managers, officers, members or any affiliate of the forgoing.		TTH
	7.	D&O insurance policies and applications.		TTH

8

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

F. Agreements:

STATUS			COMMENTS	OPI
	1.	Any contracts for the sale of the Companies’ products or services, including line extension agreements.		TTH
	2.	Product maintenance/warranty/service agreements.		GSS
	3.	Supply contracts.		GSS
	4.	Any government contracts.		GSS
	5.	Joint venture and partnership agreements to which the Companies or any of their subsidiaries is a party.		TTH
	6.	Equipment leases.		GSS
	7.	Consulting agreements.		GSS
	8.	All requirements, output or take-or-pay contracts.		GSS
	9.	Contracts not made in the ordinary course of business (including those relating to acquisitions or dispositions of assets or businesses).		GSS
	10.	Inter-company agreements between the Companies and parent or subsidiary entities, including management agreements or tax sharing agreements.		TTH
	11.	Standard forms of agreements, contracts and purchase orders used by the Companies.		GSS
	12.	Information services and data processing agreements, including lists of software and licensing status.		GSS
	13.	Agreements requiring the Companies to indemnify or hold harmless any other person.		GSS
	14.	Licensing agreements, franchises, conditional sales contracts and royalty agreements.		GSS
	15.	Any other material and/or long-term contracts relating to the products, services or business of the Companies.		GSS
	16.	Any “Will Serve” letters outstanding.		TTH
	17.	Any non-compete agreements between the Companies and other competitors or potential competitors.		GSS
	18.	All policies of insurance and related documentation.		GSS
	19.	All guarantees or agreements in the nature of guarantees.		GSS

9

STATUS			COMMENTS	OPI
	20.	All patent, know-how, trademark, trade name, brand name, service mark, software, franchise or other license or royalty agreements.		GSS
	21.	All capital construction or improvement contracts.		GSS
	22.	All contracts for the sponsorship of, or donations to, any event, organization or individual.		GSS
	23.	All contracts involving an amount in excess of $10,000 or a term of more than twelve (12) months.		GSS
	24.	All contracts requiring consent of the other party to the proposed transaction.		GSS

10

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

G. Real Property Matters:

STATUS			COMMENTS	OPI
	1.	List and descriptions of owned and leased real property.		GSS
	2.	Documents of title, mortgage, deed of trust, security agreements and options to purchase or sell real property.		TTH
	3.	Real property leases (plant and office) in which the Companies are a party (lessee or lessor, sub-lessee sub-lessor).		TTH
	4.	Easements, licenses and restrictions on use relating to real property.		TTH
	5.	Schedule and a copy of the title insurance policies.		TTH
	6.	Copies of any environmental studies or similar documents relating to real property owned, leased, possessed or operated by the Companies or any of their subsidiaries.		GSS
	7.	Copies of any documents relating to environmental assessments performed on the Companies.		GSS
	8.	Copies of surveys of any real estate owned (i.e. buildings, land).		GSS
	9.	Copy of any plans, correspondence, or other arrangements relating to compliance or non- compliance with the U.S. Americans and Disabilities Act.		GSS
	10.	Listing of inventory and capital assets and location including photocopiers, fax machines, computers and servers, phones, vehicles and supplies.		GSS
	11.	Identify former operators and owners of the real property owned by the Companies and the type of operations conducted at the site.		GSS
	12.	Indicate whether any real property owned or operated by the Companies contains asbestos containing material.		GSS

11

STATUS			COMMENTS	OPI
	13.	Indicate environmental compliance and clean-up costs of the Companies for the latest three (3) fiscal years and any available estimates of future annual compliance and clean-up costs.		GSS
	14.	Indicate current and reasonably probable future environmental compliance projects for which the Companies are responsible or alleged or expected to be responsible.		GSS
	15.	Indicate past, present or possible future violations by the Companies of any environmental laws. Please indicate whether the Companies have ever received a violation notice (in writing or oral) under any environmental permits or laws.		GSS
	16.	Number and location of any underground storage tanks.		GSS

12

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

H. Intangible Personal Property:

STATUS			COMMENTS	OPI
	l.	Schedules of: (a) trademarks; (b) service marks; (c) trade names; (d) copyrights; (e) patents, and applications, licenses or agreements relating to any of the foregoing.		GSS
	2.	Copies of all fictitious name registrations.		GSS
	3.	Licensing agreements to which the Companies or any subsidiary is a party, whether as licensor or licensee, including research and development, manufacturing, distribution or marketing agreements.		GSS
	4.	Copies of all notices and correspondence relating to allegations of infringement of rights or third parties by the Companies or of the Companies’ or any subsidiary’s rights by third parties.		GSS
	5.	Assignments/agreements with employees and with any other persons with respect to proprietary information.		GSS
	6.	Confidentiality/non-disclosure agreements with employees and any other persons with respect to proprietary information.		GSS
	7.	Source codes for all proprietary software and related source documentation.		GSS
	8.	Infringement opinions on any copyrighted software.		GSS
	9.	Schedule of any proprietary processes and other trade secrets owned or licensed by the Companies.		GSS
	10.	Name of legal firm handling patent, trademark and copyright matters and appropriate contact information.		GSS

13

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

I. Government Licenses:

STATUS			COMMENTS	OPI
	1.	United States federal licenses and permits.		GSS
	2.	All state, county, city and local licenses, authorizations, approvals, certificates of authority, and permits, including vendor’s and building permits, and environmental related permits, including APP, ADEQ, NPDES and any ordinances or county requirements under which the utility may be governed.		GSS
	3.	List and describe any government consents that would be required in the event of a change of control of the Companies.		GSS
	4.	Schedule of all notices, correspondence, information request or reports filed or required to be filed by the Companies with any federal, state, or local governmental authority (other than income tax returns).		GSS
	5.	Pertinent pleadings in any rate cases in the past five (5) years.		GSS
	6.	Copies of all reports and correspondence involving the Companies during the last five (5) years with or from governmental authorities regarding EPA, hazardous waste matters, ERISA, EEOC, NLRB, DOL, OSHA, health or safety matters, zoning, condemnation or other regulatory or statutory matters.		GSS

14

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

J. Insurance:

STATUS			COMMENTS	OPI
	1.	Copies of all applications for insurance by or on behalf of the Companies.		GSS
	2.	Copies of all insurance policies (E&O, property, fire, etc, liability, pollution).		GSS
	3.	Schedule and description of all insurance policies, including key man, fire, etc.		GSS
	4.	Copies of directors and officers liability policies.		GSS
	5.	Copies of any documentation relating to the indemnification of directors and officers by the Companies (usually found in corporate Bylaws).		GSS
	6.	Copies of all correspondence relating to application for insurance and claims for the past five (5) years.		GSS
	7.	Copies of all securities, bonds, letter of credit issued on behalf of or to the Companies.		GSS
	8.	Name of insurance agent for the Companies and appropriate contact information.		GSS

15

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

K. Litigation and Regulatory Compliance:

STATUS			COMMENTS	OPI
	1.	Schedule and brief description of all pending, potential, threatened or recently resolved legal proceedings or investigations (including claims covered by insurance) to which the Companies, any subsidiary, Affiliate or principal is a party or to which the Companies, any subsidiary, Affiliate or principal is subject together, in each case, with the name of the court or agency before which the proceedings are pending, the date instituted, principal parties thereto, a description of the factual basis alleged to underlie the proceeding and the relief sought, together with copies of all pleadings and other records relating to such proceedings.		GSS
	2.	Consent decrees, judgments, other decrees or orders, settlement agreements and other agreements to which the Companies, any subsidiary, Affiliate or principal is a party or is bound.		GSS
	3.	Schedule of contingent liabilities, including any guaranties, indemnification or other agreements, whereby the Companies, any subsidiary, Affiliate or principal is responsible for the obligations of another party.		GSS

16

STATUS			COMMENTS	OPI
	4.	Copies of all reports, notices or correspondence relating to any violation or infringement of governmental regulations, and copies of all other correspondence with all U.S. federal, state, local or other country authorities with which the Companies, any subsidiary, Affiliate or principal had filed for approval to transact or conduct its business and with any other regulatory agency to which the Companies, any subsidiary, Affiliate or principal is subject, including: (a) the U.S. Department of Justice; (b) the FTC; (c) the EEOC; (d) the IRS; (e) the EPA; and (f) the DOL.		GSS
	5.	Copies of ACC filings and ADEQ filings for past five (5) years.		TTH

17

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: 0 — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

Litigation and Regulatory Compliance (cont’d):

STATUS			COMMENTS	OPI
	6.	Information regarding compliance with U.S. federal and any state or other environmental protection acts, including all environmental permits necessary for the operation of the business of the Companies and their subsidiaries, Affiliates or principals; information regarding claims under environmental protection laws and any notices of violation with respect to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and the U.S Resource Conservation and Recovery Act (“RCRA”).		GSS
	7.	Information with respect to generation, treatment and disposition of hazardous substances and/or solid wastes; history of problems with pollution control and environmental contaminants; and any communications with environmental agencies with respect thereto.		GSS
	8.	All material correspondence with, reports of or to, filings with, or other material information with respect or any administrative or regulatory bodies which regulate the Companies’ or their subsidiaries’ affiliates’ or principals’ businesses.		GSS
	9.	Copies of any letters from legal counsel sent to auditors for year-end and current interim audits, including “litigation letters” during the past five (5) years.		GSS

18

STATUS			COMMENTS	OPI
	10.	Description of any warranty claims which have been made against the Companies, their subsidiaries, Affiliates or principals and the resolution of such claims.		GSS
	11.	A description and copy of any legal or other compliance program of the Companies together with a list of all documents distributed to employees regarding legal or other compliance.		GSS
	12.	Schedule listing all outside counsel used by the Companies during the last five (5) years and a brief description of the responsibilities of such counsel.		GSS

19

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

L. Taxes:

STATUS			COMMENTS	OPI
	1.	Listing of all tax returns filed since 1996, the status of the returns (open or closed), whether such returns have been audited, any deficiencies assessed, the basis for any assessed deficiencies and the resolution thereof.		TTH
	2.	Copies of memoranda and other material documentation relating to the Companies’ or any subsidiaries’ income or other tax liability or prepared in connection with any tax problems affecting the Companies, their members or their subsidiaries since inception or which may arise in the future.		TTH
	3.	Copies of all state sales and use tax reports and returns for the current and past three (3) years.		TTH
	4.	A schedule describing any ongoing tax disputes together with copies of reports, correspondence, etc., with respect to pending U.S. federal, state, or local tax proceedings with regard to open years or items.		TTH
	5.	All federal and state tax returns for the last five (5) years, including all Notices of Assessment and Reassessment.		TTH
	6.	Copies of any elections filed for tax purposes.		TTH
	7.	Copies of correspondence from tax accountants for the past three (3) years.		TTH
	8.	Copies of any tax credit filings (such as research and development tax credits) for the last five (5) years and the status of those filings.		TTH
	9.	Complete description and documentation of any inter-company transactions and any tax issues related thereto.		TTH
	10.	List of state, local and other taxes to which the Companies are subject.		TTH
	11.	A schedule of tax losses carried forward by and any tax loss still available to, the Companies.		TTH

20

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: 0 — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

M. Financial/Accounting:

STATUS			COMMENTS	OPI
	1.	Year-end financial statements for the last five (5) years and all quarterly and monthly statements for the last two (2) fiscal years.		TTH
	2.	Copies of operating budget for current fiscal year and estimated operating budget for next fiscal year.		TTH
	3.	Summary of capital expenditures for the previous five (5) years and of anticipated capital expenditures for the next two years.		TTH
	4.	Any internal financial projections and any records regarding any backlog of orders for the Companies’ services.		TTH
	5.	Any waivers or agreements canceling claims or rights of substantial value other than in the ordinary course of business or any documents relating to write-downs and write-offs other than in the ordinary course of business.		TTH
	6.	Copies of all asset appraisals and independent valuations of the Companies made with the past three (3) years.		TTH
	7.	Status of any unreported liabilities (e.g. medical claims, pension, past employment, etc.).		TTH
	8.	Listing of all non-arms length transactions between the Companies and related parties.		TTH

21

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: 0 — Copy Required
P — Problem Identified
C — Copy Obtained
N/A. — Not Applicable

Financial/Accounting (cont’d):

STATUS			COMMENTS	OPI
	9.	General ledger, trial balance, sub-ledgers and similar accounting records which tie in to the financial statements.		TTH
	10.	Description of key accounting policies being followed (e.g. revenue recognition, capitalization/deferral of costs).		TTH
	11.	Most recent accounts payable listing and a listing which ties into the most recent year-end and interim statements. Also list payables by number of days outstanding, most current first.		TTH
	12.	Most recent accounts receivable listing and a listing which ties into the most recent year-end and interim statements. Also list receivables by number of days outstanding most current first.		TTH
	13.	Inventory listing as at April month-end including dollar amounts assigned and locations of inventory. Please ensure that the listing ties into the most current financial statements.		TTH
	14.	Capital assets listing as at April month-end including dollar amounts assigned, location of assets, and related amortization/depreciation by class. Please ensure that the listing ties into the most current financial statements. Please list any additions subsequent to the preparation of the most recent financials.		TTH
	15.	Names of auditors, external accounting and tax advisors and related contact information.		TTH
	16.	Bank reconciliation for the most recent period.		TTH

22

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

Financial/Accounting (cont’d):

STATUS			COMMENTS	OPI
	17.	Schedule of prepaid expenses as at latest month-end.		TTH
	18.	Continuity schedule of all amounts owing to/from related parties as at April month-end.		TTH
	19.	Schedule detailing the expenditures in deferred development costs.		TTH
	20.	Details of all contingent liabilities of any amount.		TTH
	2l.	Schedule of customer deposits and customer pre-paid invoices including CIAC charges levied.		TTH
	22.	Any other financial information prepared internally on a regular basis for the use of management.		TTH
	23.	All letters or memos received since January 1, 1996 by the Companies from their independent public accountants or any other consultants, regarding methods of accounting, adequacy of financial controls or systems, annual audit or compliance with contract requirements, including cost accounting standards and regulation.		TTH
	24.	Description of any change in accounting policies or procedures during the last five (5) years.		TTH
	25.	An explanation of the method used to allocate central costs and financing charges to operating companies for the last three (3) fiscal years and a reconciliation to the consolidated income statement, if different.		TTH

23

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

N. Engineering & Operations:

STATUS			COMMENTS	OPI
	1.	List of current operating equipment & current warranty status.		GSS
	2.	Copies of maintenance records — routine PM, CM.		GSS
	3.	Copies of emergency responses, incident reporting and spill response plans and any submissions made in response to them.		GSS
	4.	Copies of last 5 years CAPEX budgets and any non completed capital works or projects.		GSS
	5.	Operational Data: Influent, Effluent, Process.		GSS
	6.	List of Easements & Rights-of-way.		GSS
	7.	Description of collection system: GIS, types of lines, age of lines.		GSS
	8.	Calibration records for meters & sensor equipment.		GSS
	9.	Copies of design documentation for plant.		GSS
	10.	Copies of hydraulic capacity studies.		GSS
	11.	Copies of plant classification certificates.		GSS

24

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

O. Technical, Strategic, Sales and Marketing:

STATUS			COMMENTS	OPI
	1.	Discussion of the Companies’ quality assurance/quality control systems. Have there been any issues relating to QA/QC for the Companies in the last three years?		GSS
	2.	Description of the Companies’ management information systems, including accounting, financial management and customer tracking capabilities.		GSS
	3.	Copies of all business plans and/or strategic plans prepared within the past three (3) years, including related projections.		GSS
	4.	Description of all banking, accounting and other professional service relationships not already requested herein.		GSS
	5.	Discussion of contemplated future business acquisitions and dispositions or restructurings.		GSS
	6.	Please provide a current customer list. Rank the Companies’ current top 20 corporate/commercial customers in terms of sales (by dollar amount). Provide contact information for the top 5 commercial customers.		GSS

25

STATUS			COMMENTS	OPI
	7.	Supplier list for the past three (3) years, including dollar amounts of purchases. Rank the Companies’ current top 20 suppliers in terms of purchases (by dollar amount). Please indicate whether any arrangements with suppliers are exclusive and which “unique” supplies are sole sourced. Provide a list of any potential alternative suppliers for supplies that are not “off the shelf”. Please also comment on the Companies’ relationship with the above 20 suppliers, and provide appropriate contact information.		GSS
	8.	Provide a copy of all CC&N growth studies (whether performed internally or by a third party) which the Companies have undertaken in the last two (2) years.		GSS

26

DUE DILIGENCE DOCUMENT CHECKLIST
STATUS KEY: O — Copy Required
P — Problem Identified
C — Copy Obtained
N/A — Not Applicable

P. Miscellaneous:

STATUS			COMMENTS	OPI
	1.	Management consultant reports for the past five (5) years.		TTH
	2.	Any press releases of the Companies for the past three (3) years.		TTH
	3.	Any other documents or information, which, in the judgment of the officers of the Companies or the Companies’ legal counsel, are significant or material with respect to the business of the Companies and their subsidiaries.		TTH
Q. Software & Licenses

STATUS			COMMENTS	OPI
	1.	Office Productivity Software Licenses — MS Office		LPC
	2.	Other Office Productivity Software		LPC
	3.	Accounting Software Package	QuickBooks	LPC
	4.	Utility Billing System Licenses		LPC
	5.	SCADA software for water pumps and tanks		LPC
	6.	SCADA software for new WWTP		LPC
	7.	System Mapping Software for Collection and Distribution systems.		LPC
R. Utility Growth Opportunities

STATUS			COMMENTS	OPI
	1.	Copies of all agreements from Builders to purchase blocks of lots from land company.		LPC
	2.	Independent market studies to verify market demand in this area.		LPC

27

STATUS			COMMENTS	OPI
	3.	Sales projections for the specific projects being undertaken by the builders in this area. “if this information can be acquired.”		LPC
	4.	Projections for sales of commercial property.		LPC
	5.	Identification of specific land parcels which could be added to the CC&N over time. With owners information.		LPC
	6.	Copies of any letters requesting service from the Utility & the companies responses.		LPC
	7.	Copies of contracts with land developers and home builders which indicate the requirement to pay hook-up fees at final plat with all existing operations in region.		LPC

28

EXHIBIT C
Escrow Holdback Instructions

Escrow Number:	Escrow Officer: Carol Peterson

Date: January ___, 2004	Escrow Branch:
Global Water Resources, LLC, a Delaware limited liability company (herein called First Party) whose address is c/o Levine Investments Limited Partnership, 1702 East Highland Avenue, Suite 310, Phoenix, Arizona 85016; and
Phoenix Capital Partners, LLC, an Arizona limited liability company (herein called Second Party) whose address is 426 North 44th Street, Suite 200, Phoenix, Arizona 85008,
do hereby employ FIRST AMERICAN TITLE INSURANCE CORPORATION, to Act as Escrow Holder (“Escrow Holder”) for the limited purpose stated below and upon the following terms and conditions:
The following items have been deposited with Escrow Holder:
Asset Purchase Agreement dated January ___, 2004 between First Party and Second Party (the “Agreement”).
The sum of Three Million Five Hundred and No/100 Dollars ($3,500,000.00) (the “Holdback Funds”)
SPECIAL INSTRUCTIONS
1. Deposit the Holdback Funds in an interest-bearing account with the interest to be added to and to be a part of the Holdback Funds.
2. Make disbursements of the Holdback Funds to First Party in accordance with the provisions of Section 2.3(c) of the Agreement.
GENERAL CONDITIONS OF ESCROW HOLDER
     All parties to this Escrow Instruction jointly and severally agree that the Escrow Holder is not a party to, or bound by any Agreement which may be deposited under, evidenced by, or arise out of this Escrow Holding account. Escrow Holder shall not attempt to review or inquire into the effect of any such Agreement.
     Escrow Holder acts as depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it hereunder, or with respect to form or execution of the same, or identity, authority, or right of any person executing or depositing same. This Escrow Agreement is solely for the benefit of the parties named herein and shall not be for the benefit of or relied upon by any person not a party hereto.

     Escrow Holder shall disburse amounts pursuant to these Escrow Instructions upon delivery to Escrow Holder of a signed Disbursement Instruction(s). Escrow Holder shall disburse to First Party the amount set forth in First Party’s signed Disbursement Instruction within twenty-five (25) business days after receipt by Escrow Holder of such Disbursement Instruction, unless within such twenty-five (25) business day period, Second Party delivers an objection to the Disbursement Instruction to Escrow Holder. First Party and Second Party acknowledge to Escrow Holder that the Agreement grants to First Party the right to require Escrow Holder to make disbursements to First Party, even if Second Party delivers an objection to a Disbursement Instruction. As such, notwithstanding the fact that Second Party may have delivered to Escrow Holder an objection to Disbursement Instructions delivered by First Party, if First Party delivers to Escrow Holder a subsequent instruction directing Escrow Holder to nonetheless make the disbursement to First Party, notwithstanding any objection or subsequent instructions to the contrary from Second Party, Escrow Holder shall make the disbursement to First Party within five (5) business days following receipt of First Party’s Second Disbursement Instruction. In addition, if Second Party’s objection to the Disbursement Instruction only relates to a portion of the funds that First Party requests be disbursed, Escrow Holder shall, within the twenty-five (25) day time period set forth above, disburse the amounts set forth in the Disbursement Instructions to which Second Party has not objected.
     Notwithstanding the foregoing, First Party agrees to act in good faith at all times, and shall make all commercially reasonable efforts to enforce the contract between AquaTec, Inc., and Palo Verde Utilities, LLC before issuing a Disbursement Instruction. Further, the parties acknowledge and agree that if the parties do not mutually agree upon an amended Disbursement Instruction, or if Second Party does not deliver an objection to any Disbursement Instruction, Second Party shall not be deemed to have relinquished, waived or otherwise lost its rights to contest the amounts disbursed to First Party or to pursue any legal remedy to which it is entitled. If Second Party reasonably seeks to obtain reimbursement from AquaTec, Inc, for disbursements made to the First Party as a result of a breach or non-performance by AquaTec, Inc., First Party shall reasonably cooperate and assist Second Party in its collection efforts; provided, however, that First Party shall not be obligated to incur any cost in regard to such action by Second Party.
     The parties hereto agree to pay to Escrow Holder, upon demand, all reasonable fees and charges payable by them respectively, as set forth in these instructions, including any additional fees and charges for extraordinary services, which fees and charges, shall be shared equally by First Party and Second Party.
     All parties to this Escrow Agreement jointly and severally agree that Escrow Holder shall not be liable for any error in judgment or for any act performed or omitted by it in “good faith”, or anything which it may do in good faith or refrain from doing in connection with these Escrow Instructions.
     The parties authorize Escrow Holder, in the event of any conflicting demands made upon it concerning these instruments, this escrow or any resulting collection account, at its election, to hold any money and any documents deposited hereunder until it receives mutual instructions by all parties or until a final judgment is entered in a Court of competent jurisdiction which determines the rights of all parties. In alternative, Escrow Holder may, at its discretion, at any time, commence a civil action to interplead any conflicting demands in a Court of competent

2

jurisdiction. Deposit with the Court by the Escrow Holder of all documents and funds (after deducting therefrom its charge and its expenses and attorneys fees incurred in connection with any such Court action concerning this escrow) shall relieve Escrow Holder of all further liability and responsibility. Notwithstanding the provisions of this paragraph to the contrary, in the event Second Party objects to a request for disbursement made by First Party and First Party delivers to Escrow Holder written notice that notwithstanding the objection of Second Party, the request for disbursement is proper and is payable, Escrow Holder shall disburse to First Party the amount requested notwithstanding the objection by Second Party or any contrary instructions delivered by Second Party to Escrow Holder. In this case, First Party shall indemnify, defend and hold Escrow Holder harmless for, from and against, any and all cost, damages, expenses and liabilities (including reasonable attorneys’ fees) which Escrow Holder may incur or sustain in relying upon First Party’s instruction to make disbursement to First Party. The disbursement of any funds may be made by check of First American Title Insurance Corporation, and that Escrow Holder shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Escrow Holder in compliance with any of the requirements hereof, until it has been advised by the Bank in which it is deposited that such check or draft has been honored; and agree to pay Escrow Holder upon demand, all charges payable by them respectively, as provided herein.
     The parties agree that they will, jointly and severally, indemnify and save harmless Escrow Holder against all costs, damages, attorney’s fees, expenses and liabilities, which it may incur or sustain in connection with these instructions, including, but not limited to, any interpleader action filed by the Escrow Holder.
     The parties grant to Escrow Holder a lien upon and authority to reimburse itself for all its charges hereunder and for all damages or expense which it may incur or sustain in connection with this escrow documents and money held hereunder or otherwise held by the Escrow Holder.
     Escrow Holder may, at its election, resign as Escrow Holder. In the event Escrow Holder elects to resign, then it shall first notify all parties to this Agreement in writing, and thereafter ten (10) days from the date of any such notification, shall disburse any and all documents and/or funds to the parties entitled (at sole discretion of Escrow Holder) to those documents and funds.
     Escrow Holder’s liability is limited to the holding and disbursement of the funds as set forth herein, and Escrow Holder is in no way responsible to pay any invoices or liens not specifically provided for herein.
     Escrow Holder may destroy this file, and the contents thereof, after three (3) years from the close of this escrow.

3

ACCEPTED AND APPROVED: FIRST PARTY		SECOND PARTY

GLOBAL WATER RESOURCES, LLC, a Delaware limited liability company		PHOENIX CAPITAL PARTNERS, LLC, an Arizona limited liability company

By:	/s/ Trevor T. Hill	By:	/s/ Cindy M. Liles

	Name: TREVOR T. HILL		Name: CINDY M. LILES
	Title: PRESIDENT & CEO		Title: Vice President & CEO
RECEIPT of the herein described document funds and instructions is hereby acknowledged and accepted this                                          day of January, 2004.

FIRST AMERICAN TITLE INSURANCE CORPORATION
BY:

4

SCHEDULE 2.4(f)
Service Agreements
Builder Certificates with non-related builders who have purchased parcels 2, 3, 4, 5, 7, 8, 9, 11, 13A, 13B and 14 within The Villages of Rancho EI Dorado
Builder Certificate with non-related builder Fulton Homes Corporation who has purchased the development known as Cobblestone Farms
Infrastructure Coordination Agreements with non-related builders and developers as follows:
•	Elliott Homes, Inc.

•	Newport Holdings, Inc.

•	Performance Construction, Inc. / NU-CO-BBI-LLC

•	GPS Sunset Development

•	Chandler Boys Ventures, LLC

SCHEDULE 2.4(g)
Related Parties
MMJ Development Inc., an Arizona corporation, for parcels 6 and 10 within The Villages of Rancho EI Dorado
Pecan Valley Investments, LLC, an Arizona limited liability company for phase III of Rancho EI Dorado
Homestead North, LLC, an Arizona limited liability company
Homestead South, LLC, an Arizona limited liability company
Rio Verde/Munich 640, LLC, an Arizona limited liability company for phase II and III of Section 23 of Township 4 South and Range 3 East

EXHIBIT D
Opinions
          a. PCP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.
          b. PCP has the requisite power and authority (i) to own and operate its properties and assets; (ii) to carry out its business as currently being conducted; and (iii) to carry out the terms and conditions applicable to it under the Agreement. The execution, delivery, and performance of the Agreement, executed on behalf of PCP by                                                              as its sole manager, have been duly authorized by all requisite company action on the part of PCP, and the Agreement constitutes the legal, valid and binding obligations of PCP.
          c.                                                              , as the sole manager of PCP, has the requisite power and authority to execute and deliver the Agreement on behalf of PCP.
          d. The execution and delivery of the Agreement and consummation of the transaction described therein (the “Transaction”) by PCP will not conflict with, or result in a violation of, any applicable law or rule affecting PCP.
          e. No consent, approval, authorization, or other action by or filing with, any federal, state, or local governmental authority is required in connection with the execution and delivery by PCP of the Agreement and the consummation of the Transaction; or, if any of the foregoing is required, it has been obtained.
          f. The execution and delivery of the Agreement and consummation of the Transaction will not conflict with or result in a violation of PCP’s articles of organization, operating agreement, resolutions or other constituent documents.
          g. The execution and delivery of the Agreement and consummation of the Transaction will not conflict with, or result in a violation of, any judgment, order, or decree of any arbitrator, court, or governmental agency (federal, state, or local) to which PCP is a party or is bound.
          h. The execution and delivery of the Agreement and consummation of the Transaction will not conflict with, or result in a violation of, any agreement, document, or instrument to which PCP is a party or by which it is bound.
          i. There is no pending litigation or other legal proceeding pending before any arbitrator, court, or governmental agency (federal, state, or local) against the Assets as described in the Agreement, or against PCP, if determined adversely, would materially impair the ability of PCP to perform its obligations under the Agreement.

SCHEDULE 3.1
AUTHORIZATION, ETC.
(Dick Roberts to provide resolution for members approval)
Arizona Corporation Commission
Purchaser is responsible to notify ACC upon completion of transaction.
Pinal County
Based on preliminary discussions with Gary Medina, Director of Special Services, it appears as long as the entity holding the franchise stays in tact, then no approval is necessary. They normally follow whether the ACC would require approval prior to the transaction. Pinal County should be informed by Purchaser upon completion of transaction.

SCHEDULE 3.2
STATUS OF COMPANIES
Attach certificate of good standing for Santa Cruz Water Company, LLC and Palo Verde Utilities Company, LLC

SCHEDULE 3.3
NO CONFLICTS, ETC.
Arizona Corporation Commission
Purchaser is responsible to notify ACC upon completion of transaction.
Pinal County
Based on preliminary discussions with Gary Medina, Director of Special Services, it appears as long as the entity holding the franchise stays in tact, then no approval is necessary. They normally follow whether the ACC would require approval prior to the transaction. Pinal County should be informed by Purchaser upon completion of transaction.

SCHEDULE 3.4
FINANCIAL STATEMENTS
See attached Schedule 3.4(a) and Schedule 3.4(b)

SCHEDULE 3.4(a)
SANTA CRUZ WATER COMPANY, LLC
PROJECTED BALANCE SHEET
December 31, 2003

ASSETS
Current Assets
Checking/Savings	$227,688
Cash Equivalents	245,995
Other Current Assets
Accounts Receivable — Misc	90,357
Accounts Receivable — Utility	153,559
Accounts Receivable — PCP	4,545,598

Total Other Current Assets	$4,789,514

Total Current Assets	$5,263,197

Fixed Assets
Fixed Assets	$7,405,155
Accumulated depreciation	(152,985)

Total Fixed Assets	$7,252,170

TOTAL ASSETS	$12,515,367

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$291,401
Accrued Taxes	6,245
Customer Deposits	160,165
Other Liabilities and Prepaids	805,386

Total Current Liabilities	$1,263,197

Long Term Liabilities
Line Extension Agreements	$2,121,895

Total Long Term Liabilities	$2,121,895

Total Liabilities	$3,385,092

Equity
Equity	$8,485,075
Retained Earnings	239,421
Net Income	405,779

Total Equity	$9,130,275

TOTAL LIABILITIES & EQUITY	$12,515,367

SCHEDULE 3.4(b)
PALO VERDE UTILITIES COMPANY, LLC
PROJECTED BALANCE SHEET
December 31, 2003

ASSETS
Current Assets
Checking/Savings	$47,503
Cash Equivalents	189,414
Other Current Assets
Accounts Receivable — Utility	25,707
Accounts Receivable — Misc	88,298
Accounts Receivable — PCP	4,845,817

Total Other Current Assets	$4,959,822

Total Current Assets	$5,196,739

Fixed Assets
Fixed Assets	$13,586,852
Accumulated depreciation	(199,634)

Total Fixed Assets	$13,387,218

TOTAL ASSETS	$18,583,957

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$133,687
Accrued Taxes	—
Customer Deposits	—
Other Liabilities and Prepaids	938,052

Total Current Liabilities	$1,071,739

Long Term Liabilities
Line Extension Agreements	$1,295,032

Total Long Term Liabilities	$1,295,032

Total Liabilities	$2,366,771

Equity
Equity	$16,182,372
Retained Earnings	10,285
Net Income	24,529

Total Equity	16,217,186

TOTAL LIABILITIES & EQUITY	$18,583,957

SCHEDULE 3.5
SOLVENCY
No additional comment necessary.

SCHEDULE 3.6
UNDISCLOSED LIABILITIES
Line Extension Agreements
All line extension agreements have been executed and the related administration fee received for all parcels and lots in:
Phase I and II of Rancho El Dorado
Phase I of Province
Cobblestone Farms
Acacia Crossings
The Villages of Rancho E1 Dorado
Except for the following:
Parcel 10 of The Villages
Phase IIB of Rancho El Dorado and
the admin fees from Avante Builders for parcels 11 and 14 of The Villages.
Amounts to be refunded
On January 12, 2004, a $150.00 security deposit was refunded to December 31, 2003 customer number 50404. No other refunds of December 31, 2003 security deposits, meter deposits are accounts receivable are due.

SCHEDULE 3.7
TAXES
All taxes due have been paid for the Seller, PVUC and SCWC.
The Seller realizes that an audit of taxes paid to contractors on fixed assets of PVUC and SCWC would result in a refund of taxes paid for assets that are of a tax-exempt nature. The Seller retains the right to these refunds if Seller commences audits with contractors by June 30, 2004.

SCHEDULE 3.8
OPERATION OF BUSINESS
No additional comment necessary.

SCHEDULE 3.9
LITIGATION
     PVUC is presently named in a lien placed on the property as a result of a dispute between AquaTec (the design-builder for the new wastewater treatment plant) and the concrete sub-contractor. On August 21, 2003, SDB, Inc., a subcontractor of AquaTec, Inc. filed a Notice and Claim of Mechanic’s, Professional Services, Materialman’s Lien against PVUC in the amount of$107,520.15. On January 9,2004, AquaTec, Inc. secured a lien release bond. This has been recorded with Pinal County as number 2004-004592 to remove the lien from the asset of PVUC.
     John E. Smith and others have filed a lawsuit against Maricopa-Stanfield Irrigation & Drainage District (“MSIDD”) and Central Arizona Irrigation & Drainage District (“CAIDD”) in Pinal County. Various landowners have joined the lawsuit on both sides. PVUC and SCWC have not been named in the lawsuit. The lawsuit challenges the ability of MSIDD and CAIDD to give up Central Arizona Project (“CAP”) contracts. Those contracts carry a lot of debt (incurred to build distribution facilities for CAP water). The landowner currently has the right to convert an Agriculture CAP right to a municipal use; this right is being given up in the overall settlement being negotiated by the federal government with the state to settle landowner debt and Indian water rights claims. The water company is neither a defendant or plaintiff and might have trouble getting into the lawsuit (if it wanted to) because it has only a very peripheral interest in it. Technically, if the settlement goes through (the John Smith lawsuit is attempting to block the settlement), the water company is losing the opportunity to be the recipient of CAP water, but it does not need that water under current law. Information concerning the above has been provided to the Purchaser.

SCHEDULE 3.10
OWNERSHIP
No additional comment necessary.

SCHEDULE 3.11
MATERIAL CONTRACTS
Ground Lease between Orbitel Communications, LLC and Palo Verde Utilities Company, LLC
Water Operating Lease between Rancho El Dorado Golf Course, LLC and Santa Cruz Water Company, LLC for well known as Smith Well or DWR 55-612737
Water Operating Lease between Rancho El Dorado Golf Course, LLC and Santa Cruz Water Company, LLC for well known as Porter Road Well or DWR 55-621410
Well Purchase Option between Rancho El Dorado Homeowners Association, LLC and Santa Cruz Water Company, LLC for well known as Tract A in Parcel 11 or DWR 55-612337.
Pumping Agreement between Pecan Valley Investments, LLC and Santa Cruz Water Company, LLC for wells known as the three Neely Wells or DWR 55-612406, 621407 and 621408
Water Agreement between Phoenix Capital Partners, LLC and Fulton Homes Corporation dated June 26, 2003.
Pumping Agreement between Santa Cruz Water Company, LLC and Fulton Homes Corporation dated June 26, 2003
Letter of Agreement dated September 19, 2002 between Palo Verde Utilities Company, LLC and Engle Homes/Arizona, Inc. to provide effluent (and well water in the interim) to the development known as Province to meet the lake and irrigation requirements.
Province will pay the tariff effluent rate of $1 00 per acre foot.
Professional Services Agreement dated May 31, 2002 between Santa Cruz Water Company, LLC and Severn Trent Environmental Services, Inc.
Professional Services Agreement dated May 31, 2002 and amended October 15, 2003 between Palo Verde Utilities Company, LLC and Severn Trent Environmental Services, Inc.
Contract Number 200225-2 and all change orders between AquaTec, Inc. and Palo Verde Utilities Company, LLC
Backbone water and wastewater infrastructure contracts for Province, The Villages, and Cobblestone Farms. Also, contracts for 48” sewer line to wastewater treatment plant from Smith-Enke and the 24” reclaimed water line to wastewater treatment plant from Smith-Enke Road.

Performance Bond of $418,000 on Santa Cruz Water Company, LLC expiring 9/04 Performance Bond of $82,000 on Santa Cruz Water Company, LLC expiring 8/04
Performance Bond of $382,000 on Palo Verde Utilities Company, LLC expiring 9/04 Performance Bond of $118,000 on Palo Verde Utilities Company, LLC expiring 8/04
Service Agreement dated 11/01/03 between Empire Southwest LLC, dba Empire Power Systems and Palo Verde Utilities Company, LLC.
Furniture Lease with Hennan Miller Capital Corporation with a monthly obligation of $1,715.44 expiring 12/04 with the Lessee as Santa Cruz Water Company, LLC
Canon Networked Copier Lease with GE Capital with a monthly obligation of $591.31 expiring 1/05 with the Lessee as Pecan Valley Investments, LLC
Postage Meter and Equipment Lease with Key Equipment with a monthly obligation of $319.17 expiring 6/05 with the Lessee as Phoenix Capital Partners, LLC
Schedule 3.11(a) attached listing of Line Extension Agreements
See Schedule 3.13 for Insurance
See Schedule 3.15 for Water Rights
See Schedule 3.16(a) for Permits, Franchises and Governmental Approvals

SCHEDULE 3.11(a)
SANTA CRUZ WATER COMPANY, LLC
PALO VERDE UTILITIES COMPANY, LLC
LINE EXTENSION AGREEMENTS
December 31, 2003

			Santa Cruz Water Company			Palo Verde Utilities Company
Parcel	Builder		$Received	$Accrued	$Conveyed	$Received	$Accrued	$Conveyed
Rancho EI Dorado
Phase I
Parcel RED00-00 1-02A	Shea Homes	In-Parcel			$118,973			$122,353
Parcel RED00-00 1-02A	Shea Homes	Line ext	$7,500			$7,500
Parcel RED00-00 1-02A	Shea Homes	Meters	73,600
Parcel RED00-00 1-02B	Standard Pacific	In-Parcel			156,047			115,348
Parcel RED00-00 1-02B	Standard Pacific	Line ext	7,500			7,500
Parcel RED00-00 1-02B	Standard Pacific	Meters	64,400
Parcel RED00-00 1-003	Continental Homes	In-Parcel			156,962			152,780
Parcel RED00-001-003	Continental Homes	Line ext	7,500			7,500
Parcel RED00-001-003	Continental Homes	Meters	85,800
Parcel RED00-00 1-004	Richmond American	In-Parcel			58,658			54,203
Parcel RED00-00 1-004	Richmond American	Line ext	7,500			7,500
Parcel RED00-00 1-004	Richmond American	Meters	29,480
Parcel RED00-00 1-005	Continental Homes	In-Parcel			162,141			160,081
Parcel RED00-00 1-005	Continental Homes	Line ext	7,500			7,500
Parcel RED00-00 1-005	Continental Homes	Meters	65,120
Parcel RED00-00 1-006	Engle Homes	In-Parcel			92,291			74,409
Parcel RED00-00 1-006	Engle Homes	Line ext	7,500			7,500
Parcel RED00-00 1-006	Engle Homes	Meters	34,760
Parcel RED00-00 1-007	Hacienda Builders	In-Parcel			77,724			64,939
Parcel RED00-00 1-007	Hacienda Builders	Line ext	7,500			7,500
Parcel RED00-00 1-007	Hacienda Builders	Meters	21,440
Parcel RED00-00 1-011	Engle Homes	In-Parcel			59,375			48,671
Parcel RED00-00 1-011	Engle Homes	Line ext	7,500			7,500
Parcel RED00-00 1-011	Engle Homes	Meters	14,960
Parcel RED00-00 1-012	Hacienda Builders	In-Parcel			88,430			76,047
Parcel RED00-00 1-012	Hacienda Builders	Line ext	7,500			7,500
Parcel RED00-00 1-012	Hacienda Builders	Meters	47,080
Parcel RED00-00 1-013	Hacienda Builders	In-Parcel			41,580			36,202
Parcel RED00-00 1-013	Hacienda Builders	Line ext	7,500			7,500
Parcel RED00-00 1-013	Hacienda Builders	Meters	24,200

Phase IIA
Parcel RED00-02A-007	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-007	Continental Homes	Meters	33,000
Parcel RED00-02A-008	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-008	Continental Homes	Meters	1,320
Parcel RED00-02A-013	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-013	Continental Homes	Meters	27,720
Parcel RED00-02A-014	Hacienda Builders	Line ext	7,500			7,500
Parcel RED00-02A-020	Continental Homes	Line ext	7,500			7,500

			Santa Cruz Water Company			Palo Verde Utilities Company
Parcel	Builder		$ Received	$ Accrued	$ Conveyed	$ Received	$ Accrued	$ Conveyed
Parcel RED00-02A-020	Continental Homes	Meters	1,760
Parcel RED00-02A-021	Standard Pacific	Line ext	7,500			7,500
Parcel RED00-02A-021	Standard Pacific	Meters	18,400
Parcel RED00-02A-024	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-024	Continental Homes	Meters	10,560
Parcel RED00-02A-159	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-159	Continental Homes	Meters	52,360
Parcel RED00-02A-167	Continental Homes	Line ext	7,500			7,500
Parcel RED00-02A-167	Continental Homes	Meters	67,320

Phase IIB
Parcel RED00-02B-009	Continental Homes	Line ext		$7,500			$7,500
Parcel RED00-02B-023	Continental Homes	Line ext		7,500			7,500
Parcel RED00-02B-023	Continental Homes	Meters	11,440
Parcel RED00-02B-025	Continental Homes	Line ext		7,500			7,500
Parcel RED00-02B-026A	Continental Homes	Line ext		7,500			7,500
Parcel RED00-02B-026B	Continental Homes	Line ext		7,500			7,500
Parcel RED00-02B-026B	Continental Homes	Meters	1,320
Parcel RED00-02B-027	Continental Homes	Line ext		7,500			7,500
Line extension agreements are to be mailed to Continental Homes in January 2004 for Phase IIB. This was overlooked prior to December 31, 2003.
Maricopa Unified School District

Meters	Line ext
	Meters	3,055
Chuck has delivered line extension agreements to Paul Kasperian with Maricopa Unified School District. They are in the process of executing.
Rancho EI Dorado Golf Course, LLC

Meters		Line ext	7,500		7,500
		Meters	2,740
Province
Parcel PR000-00 1-002	Engle Homes	Line ext	7,500		7,500
Parcel PR000-00 1-004	Engle Homes	Line ext	7,500		7,500
Parcel PR000-001-05A	Engle Homes	Line ext	7,500		7,500
Parcel PR000-00 1-05B	Engle Homes	Line ext	7,500		7,500
Parcel PR000-00 1-006	Engle Homes	Line ext	7,500		7,500
Parcel PR000-00 1-006	Engle Homes	Meters	6,160
Parcel PR000-00 1-007	Engle Homes	Line ext	7,500		7,500

Villages
Parcel VLG00-00 1-002	Maracay Homes	Line ext		7,500		7,500
Parcel VLG00-00 1-003	Centex Homes	Line ext	7,500		7,500
Parcel VLG00-00 1-004	Hacienda Builders	Line ext		7,500		7,500
Parcel VLG00-00 1-005	Engle Homes	Line ext	7,500		7,500
Parcel VLG00-00 1-006	Engle Homes	Line ext	7,500		7,500
Parcel VLG00-00 1-007	Centex Homes	Line ext	7,500		7,500
Parcel VLG00-00 1-008	Ryland Homes	Line ext	7,500		7,500
Parcel VLG00-00 1-009	Hacienda Builders	Line ext		7,500		7,500
Parcel VLG00-00 1-010	Not Sold	Line ext

			Santa Cruz Water Company			Palo Verde Utilities Company
Parcel	Builder		$ Received	$ Accrued	$ Conveyed	$ Received	$ Accrued	$ Conveyed
Parcel VLG00-001-011	Avante	Line ext		7,500			7,500
	Brown Family
Parcel VLG00-00 l-13A	Communities	Line ext	7,500			7,500
Parcel VLG00-001-13B	Ryland Homes	Line ext	7,500			7,500
Parcel VLG00-001-014	Avante	Line ext		7,500			7,500
During the week of January 19, 2004, agreements and payments should be received for each outstanding Village builder.
Cobblestone Farms

Parcel 1	Fulton Homes	Line ext	7,500			7,500
Parcel 2	Fulton Homes		0			0
Parcel 3	Fulton Homes		0			0
Parcel 4	Fulton Homes		0			0
Parcel 5	Fulton Homes		0			0
Parcel 6	Fulton Homes		0			0
Parcel 7	Fulton Homes		0			0
Parcel 8	Fulton Homes		0			0
Western Holdings, LLC paid $7,500 fee for parcels 2-8 for each utility. Each utility recorded as revenue. This amount is not included as a reimbursable to Fulton Homes.
Acacia Crossing

Parcel ACA00-00 1-001	Shea Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-001	Shea Homes	Meters	11,600
Parcel ACA00-00 1-002	US Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-002	US Homes	Meters	5,280
Parcel ACA00-00 1-003	Greystone Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-003	Greystone Homes	Meters	4,840
Parcel ACA00-00 1-004	Shea Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-005	Shea Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-006	Shea Homes	Line ext	7,500			7,500
Parcel ACA00-00 1-007	Greystone Homes	Line ext	7,500			7,500

			$1,027,215	$82,500	$1,012,180	$307,500	$82,500	$905,032

					$2,121,895			$1,295,032

SCHEDULE 3.12
ABSENCE OF CERTAIN BUSINESS PRACTICES
No additional comment necessary.

SCHEDULE 3.13
INSURANCE
Policy Number:
02-LX-7509033-0/000
Insurance Company:
Granite State Insurance Company
Member American International Group, Inc.
70 Pine Street
New York, NY 10270
Policy Period:
June 20, 2003 — June 20, 2004
Name and Mailing Address of Insured
Phoenix Capital Partners, LLC
426 N. 44th Street, Ste. 200
Phoenix, AZ 85008
Additional Name Insured:
Santa Cruz Water Company, LLC
Palo Verde Utilities Company, LLC
Pecan Valley Investments, LLC
Phoenix Utility Management Co.
Granite State Insurance Company — Commercial Property Coverage
Building #1 42918 W. Smith-Enke Road (Water Plant)
Coverage Limit $1,300,000 with $2,500 deductible and 90% coinsurance.
Building #2 41265 Hiller Road (Wastewater Facility)
Coverage limit of $1,750,000 with $2,500 deductible and 90% coinsurance.
Insurance company has been notified of construction of new facility and is ready to insure as soon as plant is turned over to Company in January 2004.
Building #3 426 N. 44th Street, Suite 200 Phoenix, AZ (Office)
Business personal property coverage of $52,400 with a $1,000 deductible and 90% coinsurance.
Replacement cost coverage included on this item.
Blank Summary — Time Element, special inclusion for theft limit of $549,229 with no deductible and 90% coinsurance.
System Breakdown coverage with a limit of $3,350,000 with $2,500 deductible.
Computer Equipment coverage with a limit of $65,000 with $1,000 deductible.

Granite State Insurance Company — Commercial General Liability coverage
General Aggregate Coverage of $2,000,000
Products — completed operations aggregate $2,000,000
Personal Injury & Advertising Injury $1,000,000
Each Occurrence $1,000,000
Damage to premises rented to you $100,000
Medical Expense $5,000
New Hampshire Insurance Company — Umbrella Policy
Per Occurrence $5,000,000
Self Insured Retention $10,000
Aggregate Limits for Product Hazard and Completed Operations $5,000,000
All other Coverage’s Combines $5,000,000
Hartford Insurance Company of Illinois — CrimeSHIELD Policy
Employee theft limit of $50,000 with a $2,500 deductible
Depositors Forgery or Alteration limit of $50,000 with a $2,500 deductible
Theft, Disappearance and Destruction — Money, Securities, and Other Property $50,000
limit with a $2,500 deductible.

SCHEDULE 3.14(a)
REAL AND PERSONAL PROPERTY Permitted Liens
PVUC has a certificate of deposit for $90,000.00 for the benefit of the Arizona Department of Environmental Quality (“ADEQ”) to be refunded upon the clean closure of the existing wastewater lagoons. PVUC has accrued $50,000.00 for these related costs based upon the Clean Closure Application prepared by Kennedy/Jenks Consultants and submitted to ADEQ.

SCHEDULE 3.14(b)
REAL AND PERSONAL PROPERTY (excludes Easements)
December 31, 2003
SANTA CRUZ WATER COMPANY, LLC
Option to purchase well:

Tract A in Rancho El Dorado Parcel 11 Well	DWR#55-617337
Wells accessed through Well Operating Leases:

Smith Well	DWR#55-612737
Porter Road Well	DWR#55-621410
The Seller has agreed to ensure that the Smith Well is working properly and will make the reasonable repairs necessary.
Owned wells:

Vance Well	DWR#55-617336
Neely East Well	DWR#55-621408
Neely West Well	DWR#55-621407
Neely North Well	DWR#55-621406
Village East Well	DWR#55-612742
Village West Well (capped)	DWR#55-612743
Cobblestone Farms North Well (capped)	DWR#55-801067
Cobblestone Farms South Well	DWR#55-804069
Other Real Estate and Equipment:
Mobile Trailer located at Water Treatment Plant
Water Treatment Plant, including 2.583 acre location site
Water Underground Infrastructure constructed and/or conveyed within the
CCN of Santa Cruz Water Company, LLC
PALO VERDE UTILITIES COMPANY, LLC
Real Estate and Equipment:
Wastewater Treatment Plant, including 33.1 acre location site
Wastewater Underground Infrastructure constructed and/or conveyed within the
CCN of Palo Verde Utilities Company, LLC
Sewage lift station under construction in Section 15, T4S, R3E
Future sewage lift station site in Section 22, T4S, R3E
Existing sewage lift station site in Section 14, T4S, R3E
The Purchaser will make all commercially reasonable efforts to enforce the contract between AquaTec, Inc. and Palo Verde Utilities, LLC before accessing any of the escrow holdback funds.

The following items the Purchaser has agreed to be responsible for as it relates to the new IMGD wastewater treatment plant:
•	Pay for all initial start-up operational costs including but not limited to personnel, power and consumables.

•	Press-start-up,

•	Trash auto-bagger,

•	Grit removal system,

•	Controllers for Influent P/S,

•	Reclaimed water system for wash water,

•	Initial provisioning for spares,

•	UV Compressor and Press Compressor driers,

•	Noise survey,

•	Composite effluent sampler,

•	HMI to control blowers, SAMs, decanters, etc...,

•	Paint floors in Control building, office, blower room and press room and

•	Landscape wastewater plant site.

SANTA CRUZ WATER COMPANY, LLC
PALO VERDE UTILITIES COMPANY, LLC
Listing of office personal property equipment
Quantity Item
Leased equipment
7	Mahogany U-shaped Desks

4	High back leather black chairs with wheels

3	Office black chairs with wheels

5	Office black leather stationary chairs

2	High back leather black stationary chairs

1	Small conference table

1	Large conference table

9	Black leather chairs with wheels for conference tables

1	Sofa

2	Guest arm chairs

1	Coffee table

9	File Cabinets

5	Large credenza

1	Small credenza

1	Canon Networked copier
Owned equipment
6	desk printers (HP 2200d)

8	computers (some with DVD writers)

1	Fax machine

1	Server

Phone system

     PVUC is presently named in a lien placed on the property as a result of a dispute between AquaTec, Inc. (the design-builder for the new wastewater treatment plant) and the concrete sub-contractor. On August 21, 2003, SDB, Inc., a subcontractor of AquaTec, Inc. filed a Notice and Claim of Mechanic’s, Professional Services, Materialman’s Lien against PVUC in the amount of $107,520.15. On January 9, 2004, AquaTec, Inc. secured a lien release bond. This has been recorded with Pinal County as number 2004-004592 to remove the lien from the asset of PVUC.
     PVUC is under contract with AquaTec, Inc. for the construction of a IMGD Wastewater treatment facility. The start date for the plant to be operational has been delayed many times by AquaTec, Inc. during 2003. On January 12, 2004, the seed sludge process began. The Purchaser is aware of the status of the plants construction and has been encouraged to participate with the training and plant startup provided by Dick Ryan, President of AquaTec, Inc. beginning the week of January 12, 2004. It is understood that the Seller is responsible for providing Purchaser a plant that is operational.
     Per the Letter of Map Revision (LOMR), with an effective date of April 19, 2002, provided by the Federal Emergency Management Agency, the following is a list of real property as it is located in flood plains and zones, some of which real property is leased rather than owned by fee:
•	The groundwater well site (Vance well), located in section 15, a sewage lift-station, located in the northwest comer of section 14, and the water treatment plant are in Zone B.

•	Four groundwater well sites, two located on the west side of Maricopa Road in section 15 and two located on the southern edge of section 22 are in Zone B. A sewage lift-station to be located in the northeast comer of section 22 is also in Zone B.

•	Two groundwater well sites, the Porter Road Well and an Out-of-Service well, located on the east edge of section 14 and on the south-central edge of section 13, and the wastewater treatment plant are in Zone C.

SCHEDULE 3.15
WATER RIGHTS
SERVICE AREA RIGHT
Santa Cruz Water Company, LLC Service Area Right Number 56-0001355.0000. See Designation of Assured Water Supply for more details on this right.
TYPE 1 RIGHTS
Santa Cruz Water Company pumps the following Type 1 rights:
•	Pecan Valley Investments, LLC Type-1 GFR 58-102952.0005 for the The Duke at Rancho El Dorado golf course and other construction grading

•	and other Homeowner Associations (currently in formation process) including Cobblestone Farms, The Villages and Province.
TYPE 2 RIGHTS
In 2003, Phoenix Capital Partners, LLC leased on behalf of Santa Cruz Water Company, LLC fifty (50) acre-feet of Type II rights from Red River Cattle Company. Santa Cruz has the option to lease up to 250 acre-feet per year as long as the rights are available. The lease for 2004 needs to be executed.
INTERIM USE PERMITS
Santa Cruz Water Company pumps the water into the Province lake system and reports the water under the Province Interim Use Permit 59-598829.0000.
In 2004, Santa Cruz Water Company will begin pumping the water into the lakes for The Villages and Cobblestone Farms. As of January 19, 2004, the interim use permits are still in process with ADWR for The Villages and Cobblestone Farms.
DESIGNATION FOR ASSURED WATER SUPPLY
Designation of Assured Water Supply Decision and Order No. 26-400804 dated October 27, 2003 modified the original Designation issued October 6, 2000.
Extinguishment Credits have been received to date for 207.30, 232.60 and 42 acre-feet per year.
South-West Groundwater has provided a study which includes a physical availability demonstration (PAD) of 9,305 ac-ft per year. This study confirms that this volume of water will be available over a 100-year period from wells within its CC&N.
WATER TREATMENT REQUIREMENTS
In January 2006, a new MCL (maximum contaminant level) for arsenic will become enforceable. This takes the MCL from 0.050 mg/L to 0.010 mg/L. As a result, many of the State’s water supplies will require treatment including the groundwater used by SCWC.

SCHEDULE 3.16(a)
PERMITS, FRANCHISES AND GOVERNMENT APPROVALS
SCWC and PVUC provide service in a certificated area governed by the ACC. This certificate of convenience and necessity (“CC&N”) defines the geographic boundaries of service for the utility.
SCWC must provide assurances of the availability of water for customers via an Assured Water Supply Designation (“AWSD”) and the quality of the water is governed by ADEQ under the requirements of the Safe Drinking Water Act (“SDWA”).
The wastewater utility, PVUC, is subject to an Aquifer Protection Permit (“APP”), various Re-Use Permits, a surface water discharge permit (“AzPDES or NPDES”) and an air quality permit. The APP is designed to protect the receiving environment from any adverse effects of the location of a wastewater treatment facility. Re-Use permits maintain control over the disposition of water from wastewater facilities, and the AzPDES governs the discharge of water to waters of the US. The air quality permit is designed to limit the amount of particulates and NOx to the atmosphere.
The AzPDES permit has been issued, but there is a question of whether there are any cultural artefacts in the area (a question raised by the Arizona State Historic Board). ADEQ has left the resolution of this to the permittee (PVUC) and the Board. To date, Seller has not been asked to perform a cultural survey. This may be required in the future.
PVUC is governed by the 208 Water Quality planning process, and must ensure that all expansion activities are consistent with the 208 Water Quality Management Plan. An amendment of the 208 Water Quality plan is currently complete and awaits the signature by the Governor of Arizona.
Based on preliminary discussions with Gary Medina, Director of Special Services, it appears as long as the entity holding the franchise stays in tact, then no approval is necessary. They normally follow whether the ACC would require approval prior to the transaction. Pinal County should be informed by Purchaser upon completion of transaction.

SUMMARY OF PERMITS
Table 1 provides a listing of the current permits held by PVUC and SCWC:

Details	Permittee	Issuing Agency	ID	Date of Issue	Date of Expiry	Parameters
Aquifer Protection Permit	PVUC	ADEQ	P105228	23-Jun-03	Valid for life of facility	1 MGD

	PVUC	ADEQ	P103558	8-Jan-99	On commissioning of new WWTP	0.3 MGD

Type 2 Reclaimed Water General Permit — Class A+	Cobblestone Farms	ADEQ	R105393	8-Sep-03	8-Sep-08	0.2 MGD

Type 2 Reclaimed Water General Permit — Class A+	The Duke Golf Course	ADEQ	R105395	4-Sep-03	4-Sep-08	0.395MGD

Type 2 Reclaimed Water General Permit — Class A+	Province	ADEQ	R105394	4-Sep-03	4-Sep-08	0.987668 MGD

Type 2 Reclaimed Water General Permit — Class A+	The Villages	ADEQ	R105392	4-Sep-03	4-Sep-08	0.502 MGD

Individual Re-Use Permit	PVUC	ADEQ	R103558	23-Sep-98		1 MGD

	PVUC	Pinal County Air Quality Control Dept	S16007.000		<2014 hrs per year

Surface Water Discharge Permit	PVUC	ADEQ	AZ00250701	17-Nov-03	17-Nov-08	2.25 MGD

208 Water Qulaity Management Plan	PVUC	CAAG		10-Nov-97 Indefinite Submitted July 2003		2.25MGD 14.47 MGD

Certificate of Convenience and Necessity	PVUC	ACC	SW-03575A			N/A

	SCWC	ACC	W-03576A			N/A

Assured Water Supply Designation	SCWC	ADWR	AWS # 2003-003, decision and order 26-400804	24-0ct-03		5230.4 Ac-Ft/yr (4.67 MGD)
Table 1
CURRENT REGULATORY COMPLIANCE
Both SCWC and PVUC are currently in compliance with all regulatory requirements, and are “in good standing” with the ACC and ADEQ.
CURRENT REGULATORY ACTIVITIES
CC&N
PVUC and SCWC are currently progressing a number of activities on the regulatory front. Most notably, both utilities are expanding their CC&N to include areas south of the railroad tracks. This application, which includes a demonstration of assured water supply, and consistency with the 208 water quality plan, is scheduled for approval in the next few weeks.
208 Water Quality Management Plan
PVUC has submitted an application to expand the 208 Water Quality Management Plan to include an area of approximately 26 square miles, with an ultimate wastewater flow of

14.47 million gallons per day (“MGD”). This application has proceeded through the review process (administrative review, environmental committee review, management committee review and public process) and is presently awaiting ascent from the governor. This is expected shortly.

SCHEDULE 3.16(b)
Purchaser is responsible to notify ACC upon completion of transaction.
Based on preliminary discussions with Gary Medina, Director of Special Services, it appears as long as the entity holding the franchise stays in tact, then no approval is necessary. They normally follow whether the ACC would require approval prior to the transaction. Pinal County should be informed by Purchaser upon completion of transaction.

SCHEDULE 3.17
ENVIRONMENTAL MATTERS
Purchaser contracted with GeoTrans, Inc. to perform a Phase I Environmental Site Assessment. Report was delivered to Purchaser on December 31, 2003.

SCHEDULE 3.18
COMPLIANCE WITH APPLICABLE LAW
No additional response necessary.

SCHEDULE 3.19
NO GUARANTEES
No additional response necessary.

SCHEDULE 3.20
COMPANIES’ RECORDS
No additional response necessary.

SCHEDULE 3.21
RECEIVABLES

Per Santa Cruz Water Company, LLC Balance Sheet
Accounts Receivable — Misc	$90,357	Schedule 3.21(a)
Accounts Receivable — Utility	153,559	Schedule 3.21(b)
Accounts Receivable — PCP	4,545,598	Schedule 3.21(c)

Total Other Current Assets	$4,789,514

Per Palo Verde Utilities Company, LLC Balance Sheet
Accounts Receivable — Utility	$25,707	Schedule 3.21(d)
Accounts Receivable — Misc	88,298	Schedule 3.21(e)
Accounts Receivable — PCP	4,845,817	Schedule 3.21(f)

Total Other Current Assets	$4,959,822

SCHEDULE 3.21(a)
Santa Cruz Water Company, LLC
Account Receivables — Miscellaneous and Prepaid Expenses
December 31, 2003

Description	Amount
Reimbursable from Province	$1,069.02
Reimbursable from Hacienda Homes	5.54
Credit due from Lee’s Pipeline	3,420.71
Line Extension Agreement Administration Fees for 11 parcels	82,500.00
Reimbursable from The Villages	627.23
Monitoring Assistance Program from ADEQ for 2004	2,734.00

Total	$90,356.50

SCHEDULE 3.21(b)
Santa Cruz Water Company, LLC
Customer Account Receivables
December 31, 2003
Balance of report from Accounts Receivable sub-ledger comprised as follows:

Amounts per Aged Receivables Report*	$115,854.58
Variance between sub-ledger and above report. Sub-ledger ties to Quickbooks	4,191.24
Amounts accrued for high-volume meters from December 31, 2003 reads	33,845.07
Accumulated provision for uncollectible accounts	(331.67)

Total	$153,559.22

SCHEDULE 3.21(c)
Santa Cruz Water Company, LLC
Account Receivables — PCP
December 31, 2003
Additional monies due to Purchaser to cover payables net of receivables derived as follows:

Amounts due at closing		$4,000,000
Plus:	Amounts due to cover Total Current Liabilities	1,263,197
Less:	Amounts in Checking/Savings	(227,688)
	Amounts in Cash Equivalents	(245,995)
	Amounts in Accounts Receivable — Miscellaneous	(90,357)
	Amounts in Accounts Receivable — Utilities	(153,559)

Total		$4,545,598

SCHEDULE 3.21(d)
Palo Verde Utilities Company, LLC
Customer Account Receivables
December 31, 2003
Balance of report from Accounts Receivable sub-ledger comprised as follows:

Amounts per Aged Receivables Report*	$25,938.54
Variance between sub-ledger and above report. Sub-ledger ties to Quickbooks	189.34
Accumulated provision for uncollectible accounts	(420.54)

Total	$25,707.34

SCHEDULE 3.21(e)
Palo Verde Utilities Company, LLC
Account Receivables — Miscellaneous and Prepaid Expenses
December 31, 2003

Description	Amount
Credit due from Electrical District #3	$5,798.35
Line Extension Agreement Administration Fees for 11 parcels	82,500.00

Total	$88,298.35

SCHEDULE 3.21(f)
Palo Verde Utilities Company, LLC
Account Receivables — PCP
December 31, 2003
Additional monies due to Purchaser to cover payables net of receivables derived as follows:

Amounts due at closing		$4,125,000
Plus:	Amounts due to cover Total Current Liabilities	1,071,739
Less:	Amounts in Checking/Savings	(47,503)
	Amounts in Cash Equivalents	(189,414)
	Amounts in Accounts Receivable — Utilities	(25,707)
	Amounts in Accounts Receivable — Miscellaneous	(88,298)

Total		$4,845,817

SCHEDULE 3.22
ACCOUNTS PAYABLE and ACCRUED LIABILITIES

Per Santa Cruz Water Company, LLC Balance Sheet
Accounts Payable	$291,401	Schedule 3.22(a)
Accrued Taxes	6,245	Schedule 3.22(b)
Customer Deposits	160,165	Schedule 3.22(c)
Other Liabilities and Prepaids	805,386	Schedule 3.22(d)

Total Current Liabilities	$1,263,197

Line Extension Agreements	$2,121,895	Schedule 3.11(a)

Total Long Term Liabilities	$2,121,895

Total Liabilities	$3,385,092

Per Palo Verde Utilities Company, LLC Balance Sheet
Accounts Payable	$133,687	Schedule 3.22(e)
Accrued Taxes	—
Customer Deposits	—
Other Liabilities and Prepaids	938,052	Schedule 3.22(f)

Total Current Liabilities	$1,071,739

Line Extension Agreements	$1,295,032	Schedule 3.11(a)

Total Long Term Liabilities	$1,295,032

Total Liabilities	$2,366,771

SCHEDULE 3.22(a)
Santa Cruz Water Company, LLC
Listing of Accounts Payable
December 31, 2003

Vendor Name	Invoice Date	Amount
Aztec Answering Service	12/16/03	$48.57
Construction Inspection & Testing, Co.	12/05/03	945.00
Electrical District No.3	12/29/03	6,784.10
EPS Group, Inc.	12/29/03	4,637.50
EPS Group, Inc.	10/27/03	437.50
Fennemore Craig	12/09/03	2,640.91
Gorilla Fuel, LLC	12/24/03	3,082.69
Hill Brothers Chemical Co.	12/19/03	210.00
Imperial A.I. Credit Companies	12/30/03	1,650.23
Jim L. Turnbull, Pinal County Treasurer	09/22/03	1,689.69
Lee’s Pipelines, Inc.	12/17/03	256,431.39
Palo Verde Utilities Company	12/29/03	1,493.21
Severn Trent Services	12/11/03	5,558.80
Severn Trent Services	12/30/03	1,054.00
Thomas Reprographics	12/09/03	56.99
Waste Management	12/01/03	75.00
Withey, Anderson & Morris PLC	07/31/03	3,935.00
Withey, Anderson & Morris PLC	11/30/03	670.00

Total		$291,400.58

SCHEDULE 3.22(b)
Santa Cruz Water Company, LLC
Accrued Taxes
December 31, 2003

Type	Amount
Regulatory	$45.83
Transaction Privilege Tax	6,199.26

Total	$6,245.09

SCHEDULE 3.22(c)
Santa Cruz Water Company, LLC
Customer Deposits
December 31, 2003

Customer
Number	Customer Name	Deposit Date	Amount
51356	Fernando/Christine Vital	6/13/2003	$150.00
51362	Richard Jacobsen	6/13/2003	150.00
51370	Roy Hamilton	6/13/2003	150.00
51366	Patricia Elkovitch	6/18/2003	150.00
51376	Trent Dickman	6/18/2003	150.00
51377	Lonnie/Connie Darnell	6/18/2003	150.00
51378	Royce Denton	6/18/2003	150.00
51383	Lee Anna Walker	6/19/2003	150.00
51364	Joseph Gonzalez	6/20/2003	150.00
51369	David Nelson	6/23/2003	150.00
51362	Ronald Leinen	6/24/2003	150.00
51380	Christine Willoughby	6/24/2003	150.00
51385	Shawn Barnett	6/24/2003	150.00
51387	David Butler	6/26/2003	150.00
51396	Stephanie Tinsley	6/26/2003	150.00
51354	Cynthia & Albert Hurtado	6/27/2003	150.00
51394	Kenneth McWilliams	6/27/2003	150.00
51367	Daniel Montoya	6/30/2003	150.00
51400	Jose Wenses	6/30/2003	150.00
51399	Cristian Merchant	6/30/2003	150.00
51431	Jose Covarrubias	7/2/2003	150.00
51423	Shannon Adams	7/8/2003	150.00
51442	Stephanie Yarish	7/9/2003	150.00
51398	Jeana S. Nelson	7/10/2003	150.00
51432	Pamela Fronti	7/10/2003	150.00
51286	Philip J. Pagoria	7/10/2003	150.00
51456	Richard Steven Van Etten	7/11/2003	150.00
51427	Bernadette Russoniello	7/14/2003	150.00
51411	Christopher H. Ebright	7/14/2003	150.00
51460	Besty R. Miller	7/14/2003	150.00
51463	Samuel Scherer	7/15/2003	150.00
51461	Sara Bird-in-Ground	7/16/2003	150.00
51450	Brian K. Manuel	7/16/2003	150.00
51425	Jolene Ramirez	7/17/2003	150.00
51436	Robert S. Brooks	7/17/2003	150.00
51464	Samuele Caputo	7/17/2003	150.00
51465	Howard Warshaw	7/18/2003	150.00
51485	Jocelyn James-Smith	7/22/2003	150.00
51486	Sherman Skousen	7/22/2003	150.00
51482	Tom Pierson	7/23/2003	150.00
51444	Brian Buciak	7/24/2003	150.00
51440	Judith L. Neumann	7/24/2003	150.00
51496	Marshall L. Yager	7/30/2003	150.00
51506	Marijune Fresquez	8/1/2003	150.00
51514	Jerry Myers Cough	8/6/2003	150.00
51476	Rebecca Harris	8/7/2003	150.00
51405	Nohemi Franco	8/8/2003	150.00

Customer
Number	Customer Name	Deposit Date	Amount
51446	Javier Martinez	8/11/2003	150.00
51489	Ronald Smith	8/11/2003	150.00
51499	Nathan Palmer	8/11/2003	150.00
51474	Patrick G. Flynn	8/11/2003	150.00
50240	Christine A. Grzegorek	8/21/2003	150.00
50236	Terry W. Smale	8/22/2003	150.00
51493	Michael Stora	8/25/2003	150.00
51527	Sharon Peters	8/25/2003	150.00
51539	Jessie & Wendy Shaw	8/25/2003	150.00
51513	Scott Cooley	8/28/2003	150.00
50256	Justin & Sabrena Dana	8/29/2003	150.00
50262	Kathleen McCall	9/2/2003	150.00
50254	Julie Marchiol	9/2/2003	150.00
51537	Jennifer & Neil Martin	9/3/2003	150.00
50253	Johnny Alexander	9/5/2003	150.00
50274	Nicole & Eric Nelson	9/5/2003	150.00
51501	Sherelle W. Williams	9/9/2003	150.00
50285	Iman Tommy	9/11/2003	150.00
50279	Mami Savoy	9/12/2003	150.00
50286	Brian La Combe	9/15/2003	150.00
50304	Roland M. Brooks	9/17/2003	150.00
50268	Allison Little	9/17/2003	150.00
50271	Lisa Gann	9/17/2003	150.00
50317	Tamara Prince	9/18/2003	150.00
50319	Keri Kruse	9/19/2003	150.00
50344	Rosa Borboa	9/29/2003	150.00
50310	Ann Menig	9/29/2003	150.00
50328	Timothy Cheatham	9/29/2003	150.00
50329	Henry Davis	9/30/2003	150.00
50361	Erik Swanson	10/3/2003	150.00
50345	Tim McKinney	10/6/2003	150.00
50380	Jacob Watkins	10/7/2003	150.00
50351	Rebecca Taylor	10/7/2003	150.00
50371	Maria Juarez	10/8/2003	150.00
50379	Scott Aveldson	10/8/2003	150.00
50369	Daniel Rizzi	10/9/2003	150.00
50375	John Hurley	10/10/2003	150.00
50352	Jami Mahan	10/10/2003	150.00
50374	Tracey Kerr	10/13/2003	150.00
50378	Wysper Hilton	10/14/2003	150.00
50365	Alfredo Fuentes	10/15/2003	150.00
50377	William Cunnane	10/15/2003	150.00
50360	Caterina Lentini	10/15/2003	150.00
50373	Guadalupe Villatoro	10/15/2003	150.00
50404	Olevia M. Martin	10/16/2003	150.00
50313	Evelyn Michell	10/16/2003	150.00
50407	Carrie Ohalloran	10/16/2003	150.00
50403	Scott Reid	10/20/2003	150.00
50413	Michelle Page	10/20/2003	150.00
50422	Peter Zuran	10/21/2003	150.00
50418	Todd Hundley	10/21/2003	150.00
50433	Jeff Meister	10/22/2003	150.00
50423	Caryn Braunstein	10/22/2003	150.00
50383	Michelle Santeler	10/24/2003	150.00

Customer
Number	Customer Name	Deposit Date	Amount
50436	George Kimball	10/24/2003	150.00
50453	Bernadette Rios	10/27/2003	100.00
50453	Bernadette Rios	10/27/2003	50.00
50460	Robert Woods	10/29/2003	150.00
50414	Sara Santiago	10/29/2003	150.00
50408	John Currier	10/30/2003	150.00
50405	Rose Marie Chavanne	10/31/2003	150.00
50469	Bryan Schlegel	11/3/2003	150.00
50431	Monique Herbert	11/4/2003	150.00
50479	Karen Hickok	11/7/2003	150.00
50468	Blayne Booth	11/7/2003	150.00
50489	Glenda Schares	11/10/2003	150.00
50412	Ernesta Pearl	11/10/2003	150.00
50501	Diana Beauregared	11/12/2003	150.00
50471	Keith Pacza	11/12/2003	150.00
50497	Angela Nance	11/12/2003	150.00
50451	Tina Beighey	11/13/2003	150.00
50495	Joshua Knicely	11/14/2003	150.00
50479	Chris Park	11/18/2003	150.00
50490	Brian Murry	11/18/2003	150.00
50463	Cindy Flot	11/25/2003	150.00
50517	Jeffrey Gray	11/25/2003	150.00
50524	Craig Aykroyd	11/25/2003	150.00
50483	Willie Holton	12/2/2003	50.00
50535	Nicole Begay	12/4/2003	150.00
50567	Aaron Oplinger	12/9/2003	150.00
50536	Jerry Myers	12/10/2003	150.00
50577	Chris Zwilling	12/11/2003	150.00
50588	Angelita Figueroa	12/12/2003	150.00
50574	Paul Vargo	12/15/2003	150.00
50581	Christine Zimmerman	12/16/2003	150.00
50618	Kim Kruse	12/19/2003	150.00
50614	Amy Ybarra	12/22/2003	150.00
50611	Freddie Duran	12/22/2003	150.00
50514	Jay Robinson	12/23/2003	150.00
50483	Willie Holton	12/29/2003	50.00
50603	Andy Barnes	12/29/2003	150.00
50621	Arturo Dela Torre	12/29/2003	150.00
50623	Bobby James	12/30/2003	150.00
50609	Joel Schanks	12/30/2003	150.00
50526	Michael Murphy	12/31/2003	150.00
50537	Adam Dasuqi	12/31/2003	150.00
50483	Willie Holton	12/31/2003	50.00

			$21,150.00
Plus accrued interest payable upon refund			357.79

			$21,507.79

Note: included above and refunded 01/12/04
50404	Olevia M. Martin	10/16/2003	$150.00

Santa Cruz Water Company, LLC
Contractor 3” Hydrant Meter Deposit Listing
December 31, 2003

Contractor Name	Date Received	Deposit Amount
Wheeler	06/21/02	$750.00
Quality	08/01/02	1,000.00	Deposit amt increased as meter price increased
Nu-Treat	08/19/02	1,000.00
D&A Pipelines	09/26/02	1,000.00
Construction 70	10/10/02	1,000.00
S J Louis	10/18/02	5,000.00
H W Johnson	11/05/02	1,000.00
D L Withers	11/07/02	1,000.00
MR Tanner	12/18/02	1,000.00
S J Louis	03/05/03	1,000.00
Diamond Masonry	03/18/03	1,000.00
Roland,Webb,Rowland	04/11/03	1,000.00
Wescon	04/16/03	1,000.00
D&A Pipelines	05/07/03	1,000.00
Kelco	05/15/03	1,000.00
Sierra Spring	06/30/03	1,000.00
SJL Construction	08/08/03	1,000.00
BCS Enterprises	08/14/03	1,000.00
Trench Tech	08/21/03	1,000.00
Direct Utility Contractors	09/09/03	1,000.00
Royce Walls of Phoenix	09/11/03	1,000.00
Ricor, Inc.	09/30/03	1,000.00
Roland,Webb,Rowland	10/09/03	1,000.00
Arthur Porter	10/20/03	1,000.00
USA Contracting	10/27/03	1,000.00
Valente	11/05/03	1,000.00
Wheeler	11/12/03	1,000.00
Agave	11/14/03	1,000.00
Agave	11/14/03	1,000.00
Agave	11/14/03	1,000.00
Agave	11/14/03	1,000.00
Roadway	12/04/03	1,000.00
Knochel Bros	12/08/03	1,000.00
Kelco Contracting	12/11/03	1,000.00

Total		$37,750.00

Amount above to be refunded as hydrant meters are retumed in good condition.

Santa Cruz Water Company, LLC
 Listing of Prepaids
December 31, 2003
Pages 5 of 5
Balance of report from Accounts Receivable sub-ledger comprised as follows:

Amounts paid and applied to customer accounts; credits to be offset in 2004	$54,694.84
Amounts paid to purchase meters prior to completion of construction	41,096.05
Amounts paid in advance for services on active accounts	5,117.49
Amount to be written off in 2004	(1.58)

Total Prepaids	$100,906.80

SCHEDULE 3.22(d)
Santa Cruz Water Company, LLC
Accrued Liabilities
December 31, 2003

Description	Amount
Property Tax	$22,500.00
ADWR Annual Water Withdrawal & Use Fee	15,000.00
Southwest Groundwater for Assured Water Appl	5,000.00
Income Tax Return	2,000.00
ACC Regulatory Assessment	2,300.00
Additional Telephone	324.00
Additional Electric	1,700.00

Sub-total	$48,824.00

Capital Improvements:
Complete backbone water for The Villages	$30,603.00
Complete backbone water for Cobblestone Farms	142,643.00
Retention for backbone water for Province	20,994.00
Orion digital meters, two handheld devices, software and training	129,561.30
Reimburse for oversizing in Rancho EI Dorado Phase II	36,000.00
Complete raw water line hookup for Neely East and West wells	25,000.00
Install 16” water line South of Edison Road to Highway 347	59,338.00
Boring under Highway 347 at Edison Road	46,200.00
Install 16” water line North of Edison Road from Highway 347 to The Villages	57,540.00
Install 16” water line North of Honeycutt to Santa Rosa Wash	105,540.00
Complete 30% of project of installing 16” water line South from Honeycutt Road through Santa Rosa Wash	50,691.00
Complete 30% of project to install 30” boring under railroad/highway	34,650.00
Sales tax at 65% of 6.6% rate or 4.29% of above projects	17,802.00

Sub-total	$756,562.30

Total Accrued Liabilities	$805,386.30

SCHEDULE 3.22(e)
Palo Verde Utilities Company, LLC
Listing of Accounts Payable
December 31, 2003

Vendor
Name	Invoice Date	Amount
Arizona Department of Environmental Quality	12/31/03	$1,000.00
Construction Inspection & Testing, Co.	12/05/03	1,720.00
Electrical District #3	12/31/03	6,165.59
Empire Power Systems	12/12/03	2,300.00
EPS Group, Inc.	12/29/03	950.00
FedEx	12/26/03	14.67
Hill Brothers Chemical Co.	12/19/03	360.00
Jim L. Turnbull, Pinal County Treasurer	09/22/03	6,186.79
JMI & Associates	11/30/03	10,221.25
Kennedy/Jenks Consultants, Inc.	12/19/03	11,216.35
Lee’s Pipelines, Inc.	12/17/03	68,847.05
Pinal County Air Quality Control District	12/30/03	518.00
Pipeline Video Inspection	12/30/03	6,785.28
Roberts, Rowley Chapman LTD	12/10/03	225.00
Santa Cruz Water Company (balance omitted)		.30
Severn Trent Services	12/11/03	4,649.38
Sturgeon Electric	11/30/03	11,650.00
View Pipe, Inc.	12/01/03	877.26

Total		$133,686.92

SCHEDULE 3.22(f)
Palo Verde Utilities Company, LLC
Accrued Liabilities
December 31, 2003

Description	Amount
Property Tax	$20,000.00
Un-invoiced work from Kennedy/Jenks for 208 Amendment	7,412.40
Income Tax Return	2,000.00
ACC Regulatory Assessment	12,00.00

Sub-total	$30,612.40

Capital Improvements:
Complete backbone wastewater for The Villages	$45,908.00
Complete backbone wastewater for Cobblestone Farms	202,464.00
Retention for backbone wastewater for Province	10,718.00
Lagoon closing costs	50,000.00
Reimburse AquaTec, Inc. 50% of lien holdback when lien is released	53,760.00
Retention for AquaTec, Inc.	231,252.00
Kennedy/Jenks Consultants estimate for plant startup	35,000.00
Install 30” sewer line in Santa Rosa Wash North of Honeycutt	81,180.00
Complete 30% of project of installing 30” wastewater line South from Honeycutt Road through Santa Rosa Wash	112,545.00
Complete 30% of project to install 54” boring under railroad/highway	60,000.00
Sales tax at 65% of 6.6% rate or 4.29% of above projects	24,613.00

Sub-total	$907,440.00

Total Accrued Liabilities	$938,052.40

SCHEDULE 3.23
INTELLECTUAL PROPERTY
No additional response necessary.

SCHEDULE 3.24
EMPLOYEES
No additional response necessary.

SCHEDULE 3.25
NO CLASS A UTILITY
No additional response necessary.

SCHEDULE 3.26
BROKERS, FINDERS, etc.
No additional response necessary.

SCHEDULE 3.27
ABSENCE OF CHANGES
No additional response necessary.

SCHEDULE 3.28
ACCURACY OF REPRESENTATIONS
No additional response necessary.

SCHEDULE 3.29
MODIFICATION OF REPRESENTATIONS and WARRANTIES
No additional response necessary.

SCHEDULE 3.30
ALL ASSETS
The following assets of Seller are not included in the purchase by Purchaser:
1.	Cash in excess of amount $8,125,000 and monies reserved at December 31, 2003 for payables and accrued liabilities for SCWC and PVUC net of receivables of SCWC and PVUC.

2.	Minority interest in cable and high-speed internet company, Orbitel Communications, LLC.

3.	Electric Service Agreement dated June 11, 2003 between Phoenix Capital Partners, LLC and SRM-ENCO Arizona I, LLC

SCHEDULE 3.31
NO CONTRACTUAL INTERFERENCE
No additional response necessary.

SCHEDULE 3.32
NO CONTACT WITH THE PURCHASER
No additional response necessary.